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NORDSON CORPORATION
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TABLE OF CONTENTS

Annual Meeting
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
INFORMATION ABOUT THE ANNUAL MEETING
Voting at the Meeting
Shareholder Director Nominations and Proposals
CORPORATE PHILOSOPHY
Corporate Purpose
Corporate Goals
Customers
Employees
Communities
CORPORATE GOVERNANCE
Director Independence
Governance Guidelines
Code of Business and Ethical Conduct
Director Nominating Process
Shareholder Communications with the Board of Directors
Presiding Director
Executive Sessions
Attendance at the Annual Meeting of Shareholders
Annual Self-Assessments
Governance Documents
Certain Relationships and Related Transactions; Review, Approval or Ratification of Related Transactions
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
NOMINATION AND ELECTION OF DIRECTORS
Nominees For Terms Expiring in 2011
Present Directors Whose Term Expires in 2009
Present Directors Whose Term Expires in 2010
Director Compensation
Director Compensation Table for Fiscal Year 2007
Ownership of Nordson Common Shares
Section 16(a) Beneficial Ownership Reporting Compliance
Share Ownership Guidelines for Directors
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
Executive Summary
Philosophy and Objectives
Compensation Process and Procedures
Role of the Compensation Committee
Role of the Compensation Consultant
Role of Executive Officers
Allocation of Executive Compensation
SUMMARY OF ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM
DETERMINING PRIMARY ELEMENTS OF EXECUTIVE COMPENSATION (BASE SALARY AND ANNUAL AND LONG-TERM INCENTIVE COMPENSATION) FOR FISCAL YEAR 2007 — SPECIFICS OF THE PROCESS
NON-CASH BENEFIT PROGRAMS
SEVERANCE AND OTHER BENEFITS UPON TERMINATION OF EMPLOYMENT
EXECUTIVE PERQUISITES
EQUITY GRANT POLICY
STOCK OWNERSHIP GUIDELINES
ACCOUNTING AND TAX CONSIDERATIONS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION FOR FISCAL YEAR 2007
Summary Compensation Table For Fiscal Year 2007
GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2007
Grants of Plan-Based Awards During Fiscal Year 2007 Table
OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END
Outstanding Equity Awards At Fiscal 2007 Year-End Table
OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2007
PENSION BENEFITS FOR FISCAL YEAR 2007
NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2007
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Payments Made Upon All Terminations
Payments Upon Death
Payments Upon Long-Term Disability
Payments Upon Retirement
Payments Upon Involuntary Termination for Cause or Voluntary Termination
Payments Upon Involuntary Termination Without Cause
Payments in Connection with a Change-in-Control
Payments Upon a Qualifying Termination Following a Change-in-Control
Potential Payments Upon Termination Or Change-In-Control Tables
PROPOSAL NO. 2
APPROVAL OF AMENDMENTS TO THE NORDSON CORPORATION 2004 LONG-TERM PERFORMANCE PLAN
Background
Summary of the Plan
Federal Income Tax Consequences of Awards
Plan Benefits
Current Equity Compensation Plan Information
PROPOSAL NO. 3
APPROVAL OF AMENDMENTS TO THE NORDSON CORPORATION 2004 MANAGEMENT INCENTIVE COMPENSATION PLAN
Background
Summary of the Incentive Plan
Plan Benefits
INDEPENDENT AUDITORS
Fees Paid to Ernst & Young LLP
APPENDIX A
NORDSON CORPORATION GOVERNANCE GUIDELINES
APPENDIX B
NORDSON CORPORATION DIRECTOR RECRUITMENT AND PERFORMANCE GUIDELINES
APPENDIX C
AUDIT COMMITTEE REPORT
PROXY CARDS

NORDSON CORPORATION

Notice of 2008
Annual Meeting
and Proxy Statement

(NORDSON LOGO)

[NORDSON LOGO]

Edward P. Campbell
Chairman, President and
Chief Executive Officer

January 18, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Spitzer Conference Center, 1005 North Abbe Road, Elyria, Ohio, at 9:30 a.m. on Tuesday, February 19, 2008. We hope that you will be able to attend.

The Notice of Annual Meeting of Shareholders and the Proxy Statement, which are included in this booklet, describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, I urge you to vote your shares by telephone, the Internet or by mail. Instructions regarding all three methods of voting accompany your proxy card. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote by ballot.

I look forward to seeing you at the meeting.

Sincerely,

EDWARD P. CAMPBELL
Chairman, President and
Chief Executive Officer

NORDSON CORPORATION

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

The Annual Meeting of Shareholders of Nordson Corporation will be held at the Spitzer Conference Center, 1005 North Abbe Road, Elyria, Ohio, at 9:30 a.m. on Tuesday, February 19, 2008. The purposes of the meeting are:

1.	To elect four directors to the class whose term expires in 2011;

2.	To approve amendments to the Nordson Corporation 2004 Long-Term Performance Plan;

3.	To approve amendments to the Nordson Corporation 2004 Management Incentive Compensation Plan; and

4.	To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on December 28, 2007 are entitled to notice of and to vote at the meeting.

For the Board of Directors

ROBERT E. VEILLETTE
Vice President, General Counsel
and Secretary

January 18, 2008

NORDSON CORPORATION

PROXY STATEMENT

The Board of Directors of Nordson Corporation requests your proxy for use at the Annual Meeting of Shareholders to be held on February 19, 2008, and at any adjournments of that meeting. This proxy statement is to inform you about the matters to be acted upon at the meeting.

If you are a shareholder of record, please vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. It is important that your shares be voted whether or not you attend the meeting in person. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by phone or on the Internet. Your prompt cooperation will be greatly appreciated. Shares represented by proxy will be voted in accordance with the instructions you provide to the individuals named on the proxy. If no instructions are provided, the shares will be voted to elect the nominees listed below whose term expires in 2011 and for Proposals 2 and 3 described in this proxy statement. The proxies cannot be voted for a greater number of persons than the number of nominees. You may revoke your proxy before it is voted by giving notice to Nordson in writing or orally at the meeting. However, your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

This proxy statement and the enclosed proxy card are being mailed to shareholders on or about January 18, 2008. Nordson’s executive offices are located at 28601 Clemens Road, Westlake, Ohio 44145, telephone number (440) 892-1580.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders to be held on February 19, 2008:

The proxy statement, proxy card and annual report to shareholders for the fiscal year ended October 31, 2007 are available at our website: www.nordson.com.

INFORMATION ABOUT THE ANNUAL MEETING

Voting at the Meeting

Shareholders of record at the close of business on December 28, 2007 are entitled to vote at the meeting. On that date, a total of 33,701,041 Nordson Common Shares were outstanding. Each share is entitled to one vote.

Voting for directors will be cumulative if any shareholder gives notice in writing to the President, a Vice President or the Secretary of Nordson at least 48 hours before the time set for the meeting and an announcement of the notice is made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, our shareholders will be entitled to cast, in the election of directors, a number of votes equal to the product of the number of directors to be elected multiplied by the number of shares that each shareholder is voting. Our shareholders may cast all of these votes for one nominee or distribute them among several nominees, as they see fit. If cumulative voting is in effect, shares represented by each properly submitted proxy will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named on the proxy card.

Under Ohio law, directors are elected by a plurality of the votes of shareholders of the corporation present at a meeting at which a quorum is present, unless otherwise specified in an Ohio corporation’s Articles of Incorporation, and proposals are adopted or approved by the vote of a specified percentage of the voting power of the corporation. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote may have the same effect as a vote against a director nominee or a proposal, as each abstention or broker non-vote would be one less vote in favor of a director nominee or a proposal.

If any of the nominees for terms expiring in 2011 becomes unable or declines to serve as a director, each properly submitted proxy will be voted for another person recommended by the Board of Directors. However, the Board has no reason to believe that any nominee will be unable or will decline to serve as a director. A favorable vote of the holders of a majority of Common Shares present in person or by proxy at the Annual Meeting is required to approve the amendments to the Nordson Corporation 2004 Long-Term Performance Plan and to approve the amendments to the Nordson Corporation 2004 Management Incentive Compensation Plan, respectively.

The Board of Directors knows of no other matters that will be presented at the meeting other than as described in this proxy statement. However, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

Shareholder Director Nominations and Proposals

Any shareholder who wishes to submit a candidate for election as director or a proposal to be considered for inclusion in next year’s proxy statement should send the nomination or proposal c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145 for receipt on or before September 20, 2008. A shareholder may nominate a candidate for election as a director at the 2009 Annual Meeting of the Shareholders provided the shareholder (i) is a shareholder of the Company of record at the time of giving of the notice for the meeting, (ii) is entitled to vote at the meeting in the election of directors, and (iii) has given timely written notice of the nomination to the Secretary. The Governance and Nominating Committee will assess the qualifications of the candidate according to criteria set out in Nordson Corporation’s Governance Guidelines and Director Recruitment and Performance Guidelines, which are included in this proxy statement as Appendices A and B, respectively. Additionally, under our Regulations, a shareholder must submit a candidate for election as director or a proposal for consideration at next year’s Annual Meeting of Shareholders, no earlier than November 20, 2008 and no later than December 20, 2008. For a candidate to be considered for election as a director or for business to be properly requested by a shareholder to be brought before an annual meeting of shareholders, the shareholder must comply with all of the requirements of our Regulations, not just the timeliness requirements described above.

We will bear the expense of preparing, printing and mailing this notice and proxy statement. Our officers and regular employees may request proxies by contacting us by mail, telephone or in person. We will ask custodians, nominees and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. Upon request, we will reimburse them for their reasonable expenses for mailing the proxy material.

Our Annual Report to Shareholders, including financial statements for the fiscal year ended October 31, 2007, is being mailed to shareholders of record with this proxy statement.

CORPORATE PHILOSOPHY

Corporate Purpose

We strive to be a vital, self-renewing, worldwide organization which, within the framework of ethical behavior and enlightened citizenship, grows and produces wealth for our customers, employees, long-term shareholders and communities.

Corporate Goals

We operate for the purpose of creating balanced, long-term benefits for all of our constituencies: customers, employees, long-term shareholders and communities.

We do not expect every quarter to produce increased sales, earnings and earnings per share, or to exceed the comparative prior year’s quarter. We do expect to produce long-term gains. When short-term swings occur, we do not intend to alter our basic objectives in efforts to mitigate the impact of these natural occurrences.

We achieve growth by seizing market opportunities with existing products and markets, investing in systems to maximize productivity and pursuing growth markets. We augment this strategy through product line additions, engineering, research and development, and acquisition of companies that can serve multinational industrial markets.

Customers

We create benefits for our customers through a Package of Values®, which includes carefully engineered, durable products; strong service support; the backing of a well-established worldwide company with financial and technical strengths; and a corporate commitment to deliver what was promised.

We strive to provide genuine customer satisfaction; it is the foundation upon which we continue to build our business.

Employees

Complementing our business strategy is the objective to provide opportunities for employee self-fulfillment, growth, security, recognition and equitable compensation.

We meet this goal through our Human Resources department’s facilitation of employee training and leadership training and the creation of on-the-job growth opportunities. The result is a highly qualified and professional management team capable of meeting corporate objectives.

We recognize the value of employee participation in the planning process. Strategic and operating plans are developed by all business units and divisions, resulting in a sense of ownership and commitment on the part of employees in accomplishing our objectives. In addition, employees participate in Lean initiatives to continuously improve our processes.

We are an equal opportunity employer.

Communities

We are committed to contributing approximately 5 percent of domestic pretax earnings to human services, education and other charitable activities, particularly in communities where we have major facilities.

Since our founding, we have held the belief that business, as a corporate citizen, has a social responsibility to share its success with the communities in which it operates and its employees live. With this operating philosophy, in 2007, we contributed $1.75 million to nonprofit organizations operating in the areas of education, civic affairs, human welfare and arts and culture.

In addition, our employees also showed their community commitment by volunteering through our Time ’n Talent program. In 2007, employees spent nearly 6,000 hours strengthening their communities and supporting individuals and families in need.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has affirmatively determined that each director nominee is an “independent director” within the meaning of the independence standards of the NASDAQ Global Select Market (“NASDAQ”). Our Governance Guidelines provide that the Board of Directors will be comprised of a majority of independent directors and that only those directors or nominees who meet the listing standards of NASDAQ will be considered independent.

Governance Guidelines

The Board of Directors has adopted the Nordson Corporation Governance Guidelines. The Governance Guidelines incorporate best governance practices in the area of other board memberships, executive sessions of the independent directors and the adoption of director recruitment and performance guidelines. Our Governance Guidelines are attached to this proxy statement as Appendix A. Our Governance Guidelines and the charters of the standing committees referenced therein can also be reviewed at: www.nordson.com/corporate/governance.

Code of Business and Ethical Conduct

We have a Code of Business and Ethical Conduct (the “Code”) that addresses our commitment to honesty and integrity and the ethical behavior of our directors, officers and employees with current and potential customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media and anyone else with whom we have or may have contact. Violations of any of the standards of the Code will be met with appropriate disciplinary action, up to and including termination of employment. Retaliation against any director, officer or employee who files a report concerning what he or she reasonably believes to be conduct that violates the Code is strictly prohibited. The Code is available for review at www.nordson.com/corporate/governance.

Director Nominating Process

The Governance and Nominating Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes, among other relevant factors in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills.

Our Board of Directors has established a process for the identification and selection of candidates for director. The Governance and Nominating Committee, in consultation with the Chairman of the Board, periodically examines the composition of the Board and determines whether the Board would better serve its purposes with the addition of one or more directors. If the Governance and Nominating Committee determines that adding a new director is advisable, the Committee initiates the search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search.

The Governance and Nominating Committee considers all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates is presented to the Governance and Nominating Committee, and the Committee evaluates the candidates based on the needs of the Board at that time and issues of experience, reputation, judgment, diversity and skills, as set forth in our Governance Guidelines and Director Recruitment and Performance Guidelines. Potential candidates are evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Governance and Nominating Committee, another director, management, a search firm or another third party. The Governance and Nominating Committee submits any recommended candidate(s) to the full Board of Directors for approval and recommendation to our shareholders.

In evaluating the suitability of individuals for Board membership, the Governance and Nominating Committee evaluates each individual in the context of our Director Recruitment and Performance Guidelines, with the objective of recommending a group of directors that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment, using its diversity of experience. The Director Recruitment and Performance Guidelines were adopted by the Board of Directors on December 6, 2006 upon recommendation of the Governance and Nominating Committee. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Committee does not distinguish between nominees recommended by shareholders and other nominees.

Shareholders wishing to suggest candidates to the Governance and Nominating Committee for consideration as directors must submit a written notice to the Secretary, who will present the notice to the Governance and Nominating Committee. Our Regulations set forth the procedures a shareholder must follow to nominate directors. These procedures are summarized in the “Shareholder Director Nominations and Proposals” and “Shareholder Communications with the Board of Directors” sections of this proxy statement.

Shareholder Communications with the Board of Directors

Our Governance Guidelines provide for a process by which shareholders may communicate with the Board, a Board committee, the presiding independent director, the non-employee directors as a group, or individual directors. Shareholders who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145. We have established procedures to permit confidential communications by shareholders to the Board of Directors regarding the Company. Shareholders may communicate directly with the Board of Directors by mail through the Chairperson, Governance and Nominating Committee, c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the Chairperson. We generally will not forward a shareholder communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about us. Concerns about accounting or auditing matters or possible violations of our Code of Business and Ethical Conduct should be reported pursuant to the procedures outlined in the Code of Business and Ethical Conduct. All communications will be compiled by our Secretary and forwarded to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication shall be forwarded to the Chairperson of the Governance and Nominating Committee.

Presiding Director

The Presiding Director presides over all meetings of the non-employee directors held in executive session. The Presiding Director also has other authority and responsibilities that are described in the Governance Guidelines. Stephen R. Hardis currently serves as our Presiding Director.

Executive Sessions

Pursuant to our Governance Guidelines, non-employee directors of the Board meet in regularly scheduled executive sessions without management. The Presiding Director chairs all regularly scheduled executive sessions, and also has authority to convene meetings of the non-employee directors at any time with appropriate notice. In fiscal year 2007, our Presiding Director conducted an executive session at each of the meetings of the Board.

Attendance at the Annual Meeting of Shareholders

Directors are expected to attend the Annual Meeting of Shareholders and all Board of Directors meetings and meetings of committees on which a director serves. During the last fiscal year, each director attended at least seventy-five percent of the meetings of the Board of Directors and of the committees on which he or she served. All directors attended the 2007 Annual Meeting of the Shareholders.

Annual Self-Assessments

Under our Governance Guidelines, the Board of Directors conducts an annual self-assessment to determine, among other matters, whether the Board and the Committees are functioning effectively. The independent directors also undertake an assessment of other independent directors as part of this self-assessment process. The standing committees — Audit, Compensation, Governance and Nominating, and Pension and Finance — are also required to each conduct an annual self-assessment. The Governance and Nominating Committee is responsible for overseeing this self-assessment process. The Board and the four standing Committees each conducted the self-assessments described above during 2007.

Governance Documents

All of our current corporate governance documents and policies, including our Governance Guidelines, committee charters, and Code of Business and Ethical Conduct are available at www.nordson.com/corporate/governance and in print to any shareholder who requests them. The annual report and proxy statement are available at www.nordson.com. Upon request, copies of the annual report will be mailed to you (at no charge) by contacting the Investor Relations Department, 28601 Clemens Road, Westlake, Ohio 44145.

Certain Relationships and Related Transactions; Review, Approval or Ratification of Related Transactions

There were no transactions between us and our officers, directors or any person related to our officers or directors, or with any holder of more than 5% of our common shares, either during fiscal year 2007 or up to the date of this proxy statement. We review all transactions between us and any of our officers and directors. Our Code of Business and Ethical Conduct, which applies to all employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with our best interests or those of our shareholders. In addition, our Related Persons Transactions Policy includes procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among us and our officers and directors, to the extent that they may arise. The Board reviews any transaction with a director to determine, on a case-by-case basis, whether a conflict of interest exists. The Board ensures that all directors voting on such a matter have no interest in the matter and discusses the transaction with counsel as deemed necessary. The Board will generally delegate the task of discussing, reviewing and approving transactions between us and any of our officers or directors to the Audit Committee. We define “related persons transactions” generally as transactions in which the self-interest of the employee, officer or director may be at odds or conflict with our interests, such as doing business with entities that are or may be controlled or significantly influenced by such persons or their immediate family members. Any related persons transactions concerning the company and any of our directors or officers including those that are reportable under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, are to be disclosed to and approved by the Audit Committee. It is our policy to avoid related person transactions and related person transactions involving our officers are generally prohibited. Our Related Persons Transaction Policy is available at www.nordson.com/corporate/governance.

Mr. Campbell, Chairman of the Board of Directors, President and Chief Executive Officer, is also a director of KeyCorp. We and KeyCorp have had a banking relationship since 1954. KeyCorp currently acts as agent for our $400 million revolving credit facility. KeyCorp also serves as our cash manager and acts as trustee for several trusts managed by us.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors.  Our Board of Directors has five regularly scheduled meetings each year. Special meetings are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for Board or Committee agenda items, recent developments and other matters of interest to the directors. The Board monitors overall corporate performance and the integrity of our financial controls and legal compliance procedures. In fiscal year 2007, our Board of Directors met five times in regular session and conducted one special meeting. An executive session of independent directors occurred at each meeting.

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, and a Pension and Finance Committee. The table below provides current committee membership and fiscal year 2007 committee meeting information:

Director	Audit		Compensation		Governance & Nominating		Pension & Finance

William W. Colville	X				X
William D. Ginn	X				X
Stephen R. Hardis			X	*	X
David W. Ignat	X						X
Joseph P. Keithley			X				X	*
William P. Madar	X						X
Mary G. Puma	X	*					X
William L. Robinson			X				X
Benedict P. Rosen			X		X	*
Total meetings in fiscal year 2007	5		7		4		2

* Committee Chairperson

Audit Committee.  All members of the Audit Committee meet the NASDAQ independence standards. The Board of Directors has designated Mr. Madar and Ms. Puma as “audit committee financial experts” pursuant to the SEC’s final rules implementing Section 407 of the Sarbanes-Oxley Act. The Audit Committee is responsible for:

•	reviewing the proposed audit programs (including both independent and internal audits) for each fiscal year, the results of these audits, and the adequacy of our systems of internal accounting control;

•	the appointment, compensation, and oversight of the independent auditors for each fiscal year;

•	the approval of all permissible audit and non-audit services to be performed by the independent auditors;

•	the establishment of procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters; and

•	the approval of all related-persons transactions.

A more detailed discussion of the purposes, duties, and responsibilities of the Audit Committee is found in the Committee’s charter, which is available at www.nordson.com/corporate/governance. The Committee has discussed with the independent auditors the auditors’ independence from management and the company, including the matters in written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee Report to the Board of Directors is at Appendix C of this proxy statement.

Compensation Committee.  All members of the Compensation Committee (for the purposes of this section, the “Committee”) meet NASDAQ independence standards. The Committee is responsible for setting and approving compensation for our executive officers and for administering the incentive and equity participation plans that make up the variable compensation paid to executive officers. The Committee also administers employee equity and qualified and non-qualified retirement benefit plans. A more detailed discussion of the purposes, duties, and responsibilities of the Committee is found in the Committee’s charter which is available at www.nordson.com/corporate/governance.

The Committee takes steps to enhance significantly its ability to carry out its responsibilities effectively to ensure that we maintain strong links between executive compensation and performance. Examples of these steps are:

•	holding executive sessions (without our management present) at every regularly scheduled Committee meeting;

•	engaging an outside compensation consultant to advise on executive compensation issues;

•	realigning compensation structures based on examination of peer group compensation structures and levels and peer group financial performance; and

•	strengthening the link between executive officer annual pay and shareholder value through financial measures, additional specific objectives and modifying the mix of compensation elements to increase the allocation of compensation linked to corporate financial performance.

For each fiscal year, the Committee determines:

•	base salary adjustments (which are typically retroactive to the beginning of the fiscal year if the Committee meeting occurs after the beginning of the fiscal year);

•	payouts for the previous fiscal year’s annual cash incentive plan and completed long-term incentive plan three-year performance period; and

•	performance measures for the prospective annual cash incentive plan and the prospective long-term incentive plan three-year performance period.

The Committee seeks to set base salaries at the median for comparable positions at companies in our peer group and adjusts individual executive officer base salaries based on performance and seniority. Furthermore, total compensation, including base salary, annual cash incentive compensation, and long-term equity-based incentive compensation is intended to vary with our performance in comparison to absolute financial measures and to the performance of our peers. Performance measures and target award levels are adjusted periodically based on peer compensation and financial performance data with the intent to cause percentile compensation to correlate generally to percentile performance relative to our peer group across a multi-year business cycle.

In years with outstanding performance at the maximum levels established for our annual cash incentive and long-term equity-based incentive plan, we would expect the total direct compensation (base salary, annual cash incentive compensation and long-term incentive awards) to exceed the 75th percentile of our peer group. Correspondingly, in years with weak performance below the established threshold levels, we would expect the total direct compensation to be as low as the 10th percentile of our peer group.

With respect to annual and long-term incentive compensation, the Committee believes selecting the appropriate performance measures is critical to our “paying for performance” philosophy. The Committee bases its awards to our executive officers each year on a number of factors, including:

•	the executive officer’s position with us and total compensation package;

•	the executive officer’s performance of his or her individual responsibilities;

•	the equity participation levels of comparable executives at comparable companies; and

•	the executive officer’s contribution to the success of our financial performance.

The Committee also has the authority to engage outside executive compensation consultants, to determine the scope of the consultant’s services and to terminate the consultant’s engagement. As described in the Compensation Discussion and Analysis section of this proxy statement, the Committee engaged Mercer Human Resources Consulting in fiscal year 2007. The compensation consultant reports directly to the Chairperson of the Committee and provides the Committee with information and analysis related to executive compensation including:

•	a competitive compensation review of the actual base salary, annual incentive and long-term incentive awards our Chief Executive Officer and other executive officers receive;

•	executive compensation trend data;

•	observations on the design of our annual and long-term incentive programs;

•	peer group financial performance review and compensation market analysis of our peer companies; and

•	a comprehensive report detailing our performance relative to our peer group with respect to earnings per share growth and return on capital.

Each year, the Committee instructs the consultant to analyze the proxy statement data of our peer group of companies and other broad surveys and assess competitive market compensation data relating to salary, annual incentive and long-term incentive in the context of the purpose and objectives of the executive compensation program. The Committee discusses this assessment and any recommendations with the consultant. Although our total compensation program targets median pay among our peer group for median performance by comparable executives, the individual primary elements of our program (base salary, annual cash incentive and long-term equity-based incentive compensation) may vary from peer medians. We established our peer group by selecting companies with revenues ranging in size from approximately one-half to two times that of ours, a significant portion of business located or transacted internationally and a business focus on precision industrial manufacturing.

The consultant provides the Committee with benchmark data with respect to all elements of an executive officer’s total direct compensation: base salary, annual cash incentive compensation, and long-term equity-based incentive compensation. Included as benchmark data are longer-term reviews of our performance and compensation paid to our executive officers compared to that of our peer group. The Committee’s practice is to set performance goals that will be retained through a complete ten-year business cycle, not just for periods of one or three years. Therefore, it is expected that positioning of target performance goals relative to actual peer company performance will vary through a business cycle.

The Committee designs incentive compensation to achieve earnings and revenue growth rates that substantially exceed past performance. The Committee believes that if these maximum performance levels are achieved, the results will lead to increased returns for our long-term shareholders. Thus, the performance awards are designed to motivate executives to maximize our performance each year and to provide a long-term retention incentive for the entire period covered by the award.

Governance and Nominating Committee.  All members of the Governance and Nominating Committee meet NASDAQ independence standards. The purpose of the Governance and Nominating Committee is to ensure that the Board of Directors and its committees are appropriately constituted so that the Board and each director may effectively meet their fiduciary obligations to shareholders and to us. A more detailed discussion of the purposes, duties, and responsibilities of the Governance and Nominating Committee is found in the Committee’s charter which is available at www.nordson.com/corporate/governance.

Pension and Finance Committee.  All members of the Pension and Finance Committee meet NASDAQ independence standards. The purpose of the Pension and Finance Committee is to provide oversight of the named fiduciaries’ (us and our Administrative Committee for Qualified Retirement Plans) administration of the Nordson Corporation Salaried and Hourly-Rated Employees’ Savings Trust and Salaried and Hourly-Rated

Employees’ Pension Plans (collectively, the “Plans”), including oversight of the selection and evaluation of the performance of investment managers that have investment management authority over assets of the Plans. The Committee’s charter is available at www.nordson.com/corporate/governance.

NOMINATION AND ELECTION OF DIRECTORS

Nordson’s Board of Directors is composed of eleven directors, divided into two classes of four members and one class of three members with one vacancy in the class of 2010. The terms of these classes as of the 2008 Annual Meeting will expire in 2009, 2010 and 2011. Each of the directors serves for a term of three years and until a successor is elected.

The Governance and Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Shareholders.

The Governance and Nominating Committee has recommended to the Board, and the Board has approved, the persons named as nominees for terms expiring in 2011 and, unless otherwise marked, a proxy will be voted for such nominees. Each of the nominees currently serves as a director. Ms. Puma and Mr. Keithley were last elected by the shareholders at the 2005 Annual Meeting.

Peter S. Hellman retired as a director and President and Chief Financial and Administrative Officer of the Company, effective January 2, 2008. As a result, the Governance and Nominating Committee has recommended the reassignment of Directors Stephen R. Hardis and William L. Robinson from the class whose term expires in 2010 to the class of directors whose term expires in 2011 and increasing the class of 2011 to four directors. The Board of Directors has unanimously accepted the recommendation. The Board of Directors also reduced the class of 2010 to three directors, leaving one vacancy in this class.

The Board of Directors has not elected a director or proposed a nominee to fill the vacancy because it has not yet identified a candidate to serve as a director. The Board of Directors anticipates electing a director to fill the vacancy prior to the 2010 Annual Meeting of Shareholders and having the director stand for election at the 2010 Annual Meeting of Shareholders.

The name and age of each of the four nominees for election as directors for terms expiring in 2011, as well as present directors whose terms will continue after the meeting, appear below together with his or her principal occupation for at least the past five years, the year each became a director of the company and certain other information. The information is as of January 18, 2008.

Nominees For Terms Expiring in 2011

			Director
Name	Age	Present Principal Employment and Prior Business Experience	Since

Stephen R. Hardis	72	Mr. Hardis served as Chairman and Chief Executive Officer of Eaton Corporation from January 1996 until his retirement in July 2000. Eaton produces automation systems and equipment, capital and consumer goods components, aerospace and defense systems, and automotive components. Mr. Hardis is a director of Lexmark International, Inc., a manufacturer and seller of computer printer products; Marsh & McLennan Cos., a provider of insurance and reinsurance, consulting, and investment advisory and management services; American Greetings Corporation, a creator, manufacturer and distributor of greeting cards and special occasion products; The Progressive Corporation, an insurance holding company; and Axcelis Technologies, Inc., a producer of ion implantation equipment used in the semiconductor manufacturing industry.	1984

			Director
Name	Age	Present Principal Employment and Prior Business Experience	Since

Joseph P. Keithley	59	Mr. Keithley is Chairman of the Board, President and Chief Executive Officer of Keithley Instruments, Inc., a provider of measurement solutions to the semiconductor, fiber optics, telecommunications and electronics industries. He has served as Chairman of the Board of Keithley Instruments since 1991, as CEO since 1993 and as President since 1994. Mr. Keithley is also a director of Brush Engineered Materials, Inc., a producer and supplier of beryllium and related products, specialty metal systems and precious metal products.	2001
Mary G. Puma	49	Ms. Puma is Chairman of the Board and Chief Executive Officer of Axcelis Technologies, Inc., a producer of ion implantation equipment used in the semiconductor manufacturing industry. Previous to her election as President and Chief Executive Officer of Axcelis in January 2002, Ms. Puma served as Axcelis’ President and Chief Operating Officer from May 2000 to January 2002.	2001
William L. Robinson	66	For the last eight years, Mr. Robinson has been a professor of law at the University of the District of Columbia’s David A. Clarke School of Law, currently in the capacity of Distinguished Professor of Law.	1995

Present Directors Whose Term Expires in 2009

			Director
Name	Age	Present Principal Employment and Prior Business Experience	Since

Edward P. Campbell	58	Mr. Campbell has served as Chairman and Chief Executive Officer of Nordson since March 12, 2004. The Board of Directors elected Mr. Campbell to the additional position of President, Nordson Corporation effective January 2, 2008. He served as President and Chief Executive Officer of Nordson from November 1997 to March 2004 and as President and Chief Operating Officer of Nordson from August 1996 to October 1997. He is a director of KeyCorp, a financial services company, and OMNOVA Solutions, Inc., a manufacturer of specialty chemicals, emulsion polymers and decorative products.	1996
William W. Colville	73	Mr. Colville was Senior Vice President — Law, General Counsel and Secretary of Owens-Corning Fiberglas Corp. from 1984 until December 1994 and served as a legal consultant to Owens-Corning from January 1995 until October 2000. Owens-Corning manufactures glass fiber products and related materials. Mr. Colville is a director of Owens-Corning.	1988
Dr. David W. Ignat	66	Dr. Ignat was the Scientific Editor and General Manager of “Nuclear Fusion,” a research journal published by the International Atomic Energy Agency, from 1996 through 2002. From 2000 through 2001, he was a consultant to the Princeton Plasma Physics Laboratory, Princeton University.	2002
William P. Madar	68	Mr. Madar served as Chairman of the Board of Nordson from October 1997 through March 2004 and was Vice Chairman and Chief Executive Officer from August 1996 to October 1997. He was President and Chief Executive Officer of Nordson from February 1986 through August 1996. Mr. Madar is a director of Brush Engineered Materials, Inc., a producer and supplier of beryllium and related products, specialty metal systems and precious metal products, and The Lubrizol Corporation, a manufacturer of specialty chemicals.	1985

Present Directors Whose Term Expires in 2010

			Director
Name	Age	Present Principal Employment and Prior Business Experience	Since

William D. Ginn	84	Mr. Ginn is a retired former partner with the law firm of Thompson Hine LLP. As a retired former partner of Thompson Hine LLP, Mr. Ginn does not receive any compensation from nor does he render any services to or on behalf of the firm. At the time the Board of Directors adopted the mandatory retirement age for directors, Mr. Ginn had already reached age 75 and was exempted from this requirement.	1959
Benedict P. Rosen	71	Mr. Rosen has served as Chairman of AVX Corporation since July 1997 and was Chief Executive Officer of AVX Corporation from July 1997 through July 2001. AVX is an international producer of electronic components.	1999

No shareholder or group that beneficially owns 5% or more of our outstanding Common Shares has recommended a candidate for election as a director at the 2008 Annual Meeting of the Shareholders.

Board of Directors Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR
THE SLATE OF DIRECTORS NOMINATED BY THE BOARD.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH NOMINEE UNLESS
SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Director Compensation

Directors who are also our employees do not receive compensation for their services as directors. We structure director compensation to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of our long-term shareholders by linking a substantial portion of their compensation to the performance of our common shares. Directors can elect to receive their entire Board remuneration in shares and share-related compensation. Following is a description of our compensation program for non-employee directors in fiscal year 2007.

Determining Director Compensation.  The Governance and Nominating Committee periodically reviews a competitive analysis of non-employee director compensation and makes recommendations to the Board of Directors on compensation for our non-employee directors, including their cash retainers and annual equity grants. Each component of director compensation is described below.

Board Retainer.  Our non-employee directors receive an annual cash retainer of $55,000. Directors do not receive any meeting or attendance fees.

Committee Retainer.  Each non-employee director who chairs a committee of the Board (other than the Audit Committee) receives an additional cash retainer of $5,000 each year. The chair of the Audit Committee receives an additional $10,000 cash retainer. The Presiding Director receives an additional cash retainer of $5,000.

Equity Grant.  For fiscal year 2007 and pursuant to the Long-Term Performance Plan, which was approved by the shareholders at the 2004 Annual Meeting, each non-employee director was granted 1,435 restricted common shares. The dollar value of the grant, made at the fair market value of $48.79 per share on the date of grant, is $70,000.

Directors may elect to defer receipt of the restricted common shares under the terms of the Directors Deferred Compensation Plan. The election to defer must be made prior to the effective date of the grant and deferral is in the form of restricted share units.

The terms of the grant are:

Restriction Period:	Two year restriction on transfer. Restriction will lapse upon the retirement, disability, or death of a director. For directors who do not defer the receipt of the restricted shares, the shares are fully transferable upon lapse of the restriction period.
Voting:	Non-deferred Shares: Recipients that do not defer receipt of the restricted shares are permitted to vote all shares during the restriction period.
Deferred Shares: Recipients that defer receipt do not have voting rights on these restricted share units.
Dividends:	Non-deferred Shares: Dividends are payable to recipients in cash.
Deferred Shares: Dividends are deferred as share equivalent units under the Directors Deferred Compensation Plan.

Deferred Compensation Program.  Under the Directors Deferred Compensation Plan, non-employee directors may elect to defer all or a portion of their annual cash retainer and restricted share grant into a non-qualified, unfunded deferred compensation program. At the election of the director, amounts deferred under the Directors Deferred Compensation Plan will earn a return equivalent to the return on an investment in (i) an interest-bearing account, earning interest based on the 10-year Treasury bill constant maturity rate or (ii) a stock equivalent account, earning a return based on our common share price and accruing dividend equivalents. Any restricted share grant that a non-employee director elects to defer is automatically invested into a restricted stock equivalent unit account with dividends credited to the directors’ stock equivalent unit account. The amounts deferred, dividend equivalents and any appreciation or accrued interest are paid in cash or in our common shares, as applicable, on dates selected by the director. We do not pay above market rates or preferential rates under this deferred compensation plan.

Group Medical and Dental Insurance Plan.  Non-employee directors also may elect to participate in the group welfare plan, which provides medical and dental insurance coverage to our employees. Non-employee directors may obtain medical and dental coverage on the same terms as our employees. For fiscal year 2007, we paid a total of $11,218 in equivalent insurance premiums for our non-employee directors that participated in the group medical plan, Messrs. Colville and Ginn.

Charitable Gifts Matching Program for Non-Employee Directors.  Non-employee directors may participate in our employee matching gift program involving contributions of cash or publicly-traded stock made to cultural, educational, social, medical or health-related charitable organizations that are exempt from federal income tax. Ms. Puma and Messrs. Colville, Ginn, Hardis, Madar, Robinson and Rosen participated in this program. We made contributions totalling $37,520 during fiscal year 2007.

Director Compensation Table for Fiscal Year 2007

The following table sets forth the total compensation paid to each non-employee director for services provided as a director for fiscal year 2007.

	Fees Earned or Paid		All Other Compen-
	in Cash (2),(3)	Stock Awards (4),(5)	sation (6)	Total
Name (1)	$	$	$	$

W. Colville	55,000	34,992	26,553	116,545
W. Ginn	55,000	34,992	8,724	98,716
S. Hardis	65,000	34,992	34,384	134,376
D. Ignat	55,000	34,992	12,555	102,547
J. Keithley	60,000	34,992	6,203	101,195
W. Madar	55,000	34,992	22,700	112,692
M. Puma	65,000	34,992	7,760	107,752
W. Robinson	55,000	34,992	10,919	100,911
B. Rosen	60,000	34,992	15,230	110,222

(1)	Edward P. Campbell, Chairman, President and Chief Executive Officer and Peter S. Hellman, who retired as President and Chief Financial and Administrative Officer on January 2, 2008, are not included in this table because they are named executive officers and received no additional compensation in their capacities as directors.

(2)	Messrs. Hardis, Keithley and Rosen received an additional $5,000 as committee chairpersons. Ms. Puma received $10,000 as the chairperson of the Audit Committee. Mr. Hardis also received $5,000 as Presiding Director.

(3)	The following table represents the fiscal year 2007 cash compensation deferred by each director under the Directors Deferred Compensation Plan:

		Amount of Cash Retainer
	Amount of Cash Retainer	Deferred to Stock
	Deferred to Cash Account	Equivalent Unit Account
Director	($)	($)

W. Colville	0	0
W. Ginn	0	0
S. Hardis	0	65,000
D. Ignat	55,000	0
J. Keithley	0	60,000
W. Madar	0	55,000
M. Puma	0	0
W. Robinson	0	27,500
B. Rosen	0	60,000

(4)	This column shows the dollar amount recognized for financial statement reporting purposes of restricted stock in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based

Payment” (SFAS No. 123(R)). On November 22, 2006, 1,435 shares of restricted stock were granted to each of the directors then in office under the 2004 Long-Term Performance Plan who did not elect to defer the grant. The number of shares was determined by dividing $70,000 by the average of the high and low prices of Nordson common shares on November 22, 2006, the date of grant. For financial reporting purposes the dollar value of the grant is amortized straight-line over the period earned (24 months from the date of grant).

(5)	Messrs. Hardis, Keithley, Madar, and Robinson elected to defer the fiscal year 2007 restricted stock grant to their respective restricted stock equivalent unit account.

(6)	This column reflects the dividend equivalents credited to the directors’ stock equivalent unit accounts in the Directors Deferred Compensation Plan in fiscal year 2007 for directors that deferred compensation. The increase in Dr. Ignat’s account is attributable to interest earnings on his deferred cash account.

Amounts also reflect the equivalent health care insurance premiums and matching gifts. All three components of the column are presented in the following table:

	Dividends or
	Interest Credited
	to Non-qualified
	Deferred	Equivalent
	Compensation	Insurance Premium	Matching Gift
Director	Accounts	($)	($)

W. Colville	14,134	7,499	4,920
W. Ginn	1,005	3,719	4,000
S. Hardis	28,384	0	6,000
D. Ignat	12,555	0	0
J. Keithley	6,203	0	0
W. Madar	16,700	0	6,000
M. Puma	1,760	0	6,000
W. Robinson	6,319	0	4,600
B. Rosen	9,230	0	6,000

We did not award any stock options to directors in fiscal year 2007. We do not have a non-equity incentive compensation plan for directors nor do we sponsor a defined benefit (pension plan) for directors. Mr. Madar receives a pension benefit as a company retiree.

Ownership of Nordson Common Shares

The following table shows the number and percent of our common shares beneficially owned on December 28, 2007 by each of the directors, including nominees; each of the executive officers named in the Summary Compensation Table for Fiscal Year 2007; any persons known to us to be the beneficial owner of more than 5% of our common shares; and by all directors and executive officers as a group.

Name	Number of Shares (1)	Percent

Edward P. Campbell (2),(3)	747,967	2.2
William W. Colville	33,802	0.1
William D. Ginn (4)	20,856	0.1
Stephen R. Hardis	97,072	0.3
Peter S. Hellman (2)	346,544	1.0
Dr. David W. Ignat	1,534,598	4.6
Joseph P. Keithley	15,272		*
William P. Madar	106,187	0.3
Mary G. Puma	18,382	0.1
William L. Robinson	30,620	0.1
Benedict P. Rosen	42,605	0.1
Michael Groos (2)	32,107	0.1
Robert A. Dunn, Jr. (2)	59,632	0.2
John J. Keane (2)	39,528	0.1
Eric T. Nord (5)	2,159,122	6.4
Columbia Wanger Asset Management LP (6)	2,057,700	6.1
All directors and executive officers as a group (21 people) (7)	3,200,486	9.2

* Less than 0.1%.

(1)	Except as otherwise stated in notes (2) through (4) below, beneficial ownership of the shares held by each of the directors, executive officers and affiliates consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the director, executive officer or affiliate. Beneficial ownership of the shares held by the non-employee directors includes the right to acquire shares on or before February 26, 2008 under the provisions of the 2004 Long-Term Performance Plan and the Directors Deferred Compensation Plan in the following amounts: Mr. Colville, 26,422 shares; Mr. Ginn, 0 shares; Mr. Hardis, 61,769 shares; Dr. Ignat, 13,860 shares; Mr. Keithley, 13,272 shares; Mr. Madar, 33,386 shares; Ms. Puma, 14,947 shares; Mr. Robinson, 25,840 shares; and Mr. Rosen, 38,183 shares.

(2)	These include the right to acquire shares on or before February 26, 2008 in amounts as follows: Mr. Campbell, 461,475 shares; Mr. Hellman, 296,337 shares; Mr. Keane, 34,122 shares; Mr. Groos, 24,212 shares; and Mr. Dunn, 42,737 shares.

(3)	With respect to Mr. Campbell, the number of shares includes 21,798 stock equivalent units he holds under the Nordson Corporation 2005 Deferred Compensation Plan.

(4)	These include 12,000 shares held by the Ginn Family Fund. As a trustee of the Ginn Family Fund, Mr. Ginn has shared voting power and shared investment power with respect to the shares held by the Ginn Family Fund. The shares held by the Ginn Family Fund are pledged as security.

(5)	On November 9, 2004, the Board of Directors named Mr. Nord to the honorary position of Chairman Emeritus of Nordson. Mr. Nord has sole voting power and sole investment power with respect to 1,844,433 of these shares, has shared voting power and shared investment power with respect to 308,582 of these shares, and has the right to acquire 6,107 shares on or before February 26, 2008. Mr. Nord’s business address is c/o Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

(6)	Based on most recent 13F filings; Columbia Wanger Asset Management LP is a registered investment advisor and is located at 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(7)	Beneficial ownership of the shares held by each of the directors and executive officers as a group consists of sole voting power with respect to 42,638 shares, sole voting and sole investment power with respect to 1,980,828 shares, shared voting power and shared investment power with respect to 12,000 shares, and the right to acquire 1,165,020 shares on or before February 26, 2008.

As of December 28, 2007, our present and former directors, officers and employees and their families beneficially owned over 11 million Nordson Common Shares, representing 33% of the outstanding shares. We are party to an agreement that, with some exceptions, gives us a right of first refusal with respect to proposed sales of our common shares by Eric Nord, individually or as testamentary trustee, and The Nord Family Foundation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our common shares to file reports of ownership and changes in ownership of our common shares held by them with the Securities and Exchange Commission. Copies of these reports must also be provided to us.

Based on our review of these reports, we believe that, during the fiscal year ended October 31, 2007, all reports were filed on a timely basis by reporting persons.

Share Ownership Guidelines for Directors

The Board strongly believes that the directors should have a meaningful ownership interest in the company and has implemented share ownership guidelines for directors. The ownership guidelines require directors to own a minimum of five times their annual cash retainer in common shares (shares held in the form of stock equivalent units or restricted share units qualify as shares owned under the guidelines). Newly elected directors have five years within which to achieve the shareholding requirement. Our share ownership guidelines may be reviewed at www.nordson.com/corporate/governance.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We have written this Compensation Discussion and Analysis to provide you with the clearest and most concise description possible of the material factors that lie beneath our compensation policies and decisions for our most senior executive officers. We have included tables and related narratives in the next major section of this proxy statement that will tell you the types and amounts of compensation and benefits we pay to our most senior executive officers. In this section, we discuss the reasons why we paid our most senior executive officers the types of compensation and benefits described in the tables and narratives. We also discuss how we determined the specific amounts of compensation and benefits to pay our most senior executive officers.

After you read this section, we hope that you will have a clear and complete picture of our executive compensation program and how it operates for the following executive officers, who we refer to in this proxy statement as our named executive officers for fiscal year 2007:

•	Edward P. Campbell, Chairman and Chief Executive Officer;

•	Peter S. Hellman, President, Chief Financial and Administrative Officer;

•	Robert A. Dunn, Jr., Senior Vice President;

•	John J. Keane, Senior Vice President; and

•	Michael Groos, Vice President.

This Compensation Discussion and Analysis discloses future company performance targets and goals. You should read and understand these targets and goals only as they relate to our executive compensation program. We are not providing these targets and goals as guidance or as statements of management’s expectations or estimates of our current or future results.

Executive Summary

The following provides a brief overview of the topics that we discuss in detail in this Compensation Discussion and Analysis:

•	the philosophy and objectives of our executive compensation program;

•	the compensation process and procedures where we discuss (a) the respective roles of the Compensation Committee, the executive compensation consultant and management in establishing executive compensation and (b) the allocation of executive compensation between short-term and long-term elements, between cash and non-cash elements and between different forms of non-cash elements;

•	a tabular summary of the elements of our executive compensation program wherein we discuss the purpose of each element;

•	a detailed discussion of how we set base salary and annual and long-term incentive compensation for executive officers for fiscal year 2007;

•	a review of non-cash based benefits provided to our executive officers;

•	a discussion of severance and other benefits received upon termination of employment;

•	a review of perquisites that executive officers receive;

•	a statement of our equity grant policy; and

•	a discussion of our share ownership policy for executive officers.

Philosophy and Objectives

Our philosophy for our executive compensation program is that we should pay our named executive officers for the work they do for our company in ways that align their personal financial interests with the investment interests of our shareholders, with a focus on “paying for performance.” To us, paying for performance means that we pay our named executive officers types and amounts of compensation based on the successful implementation of the strategic objectives of the company and the degree to which the annual operational and financial objectives are achieved, both of which provide a direct linkage between executive compensation and the long-term interests of our shareholders.

The objectives of our executive compensation program are to:

•	encourage and reward named executive officer performance that achieves or exceeds our significant financial and operational performance goals;

•	encourage and reward our named executive officers for their experience, expertise, level of responsibility, seniority, leadership qualities, advancement, individual accomplishment and contributions that help increase equity value for our shareholders;

•	retain and motivate highly-talented and ethical individuals who are focused on helping us achieve long-term success; and

•	provide compensation packages that are competitive when compared to pay arrangements offered by companies with which we compete to hire and retain talented executive employees.

Compensation Process and Procedures

Role of the Compensation Committee

The Compensation Committee of our Board of Directors, which we refer to in this section of the proxy statement as the Committee, has primary responsibility for designing our executive compensation program and for making compensation decisions under the program. In fulfilling its duties and responsibilities, the Committee each year seeks input, advice and recommendations from an executive compensation consultant and other resources, including recommendations from our Chief Executive Officer, on the compensation and performance of our executive officers. The Committee is not bound by the input, advice or recommendations it receives. Instead, the Committee at all times exercises independent judgment in its executive compensation decisions. We provide more detailed information about the Committee’s processes and procedures for making compensation decisions under the Corporate Governance section of this proxy statement and in the narratives to the compensation tables in the next major section of this proxy statement.

The Committee meets in executive session to determine all elements of our Chief Executive Officer’s total compensation — base salary, annual incentive compensation, and long-term equity-based incentives. Our Chief Executive Officer does not offer the Committee any recommendations on his compensation.

Role of the Compensation Consultant

The Committee has engaged Mercer Human Resource Consulting, an internationally recognized human resources consulting firm (which we refer to as Mercer), as its outside executive compensation consultant. Mercer reports directly to the Chairman of the Committee.

The Committee asks Mercer to collect and analyze proxy data for our peer group, which is a term we use to describe a particular group of companies that meet certain specific criteria and are picked as companies comparable to us in terms of compensation practices.

While no single company in our peer group competes with us across all of our businesses, we believe that our peer companies as a group operate in markets and compete for executive talent in a manner sufficiently similar to us such that they are an appropriate group of companies against which the Committee can establish performance goals, evaluate performance and establish compensation.

We provide more detailed information about Mercer’s instructions, responsibilities, processes and interaction with the Committee under the discussion of how the Committee determined executive compensation for fiscal year 2007 later in this Compensation Discussion and Analysis.

Role of Executive Officers

Our Chief Executive Officer and Vice President, Human Resources review Mercer’s analyses and assessments, develop initial recommendations for base salary adjustments and incentive compensation for our named executive officers (other than our Chief Executive Officer) for the next fiscal year, and present management’s initial recommendations to the Committee. More specifically, our Chief Executive Officer and Vice President, Human Resources have the following roles in preparing management’s initial recommendations for the Committee:

•	Our Vice President, Human Resources develops written background and supporting materials for review by the Committee prior to its meetings;

•	Our Chief Executive Officer and Vice President, Human Resources attend the Committee’s meetings but are not present during executive sessions;

•	Our Chief Executive Officer and Vice President, Human Resources attend an annual review by Mercer of executive officer compensation compared to that paid by members of our peer group companies. Based on the review, our Chief Executive Officer and Vice President, Human Resources make recommendations to the Committee about designs for and, if warranted, changes to our annual and long-term incentive programs;

•	Our Chief Executive Officer provides the Committee each year with an assessment of each executive officer’s performance compared to pre-established performance goals;

•	Our Chief Executive Officer recommends annually to the Committee base salary adjustments, target award levels under the annual incentive plan, and long-term incentive awards; and

•	Our Chief Executive Officer provides annually to the Committee a self-assessment of his performance for the fiscal year.

With respect to the assessment of executive officers’ performance, at the beginning of each fiscal year, our executive officers provide our Chief Executive Officer with a list of their individual goals and objectives for the upcoming year. For executive officers in charge of one of our business segments, their individual goals include elements of corporate financial performance and business segment operational measures such as segment revenue growth and operating income. Our Chief Executive Officer approves these individual objectives at the beginning of the fiscal year, and then reviews them at the end of the fiscal year in order to determine whether an adjustment, if any, should be made to an individual executive officer’s payout under the annual incentive compensation program.

The Committee reviews the Chief Executive Officer’s recommendations regarding adjustments to payouts under the annual incentive compensation program and discusses them with Mercer. The Committee believes that this review helps ensure that the Chief Executive Officer’s compensation recommendations are in line with the executive compensation program’s stated philosophy and objectives, and are reasonable when compared to our competitive market.

Allocation of Executive Compensation

In line with our “paying for performance” philosophy, our executive compensation program is designed to allocate a greater proportion of our named executive officers’ total compensation (as compared to other employees) to elements that are based on both short-term and long-term corporate performance. Each of the performance-based elements of compensation within those categories is directly tied to appreciation of our share price and/or to significant financial and operational performance goals. More than one-half of the targeted total compensation for our executive officers is, therefore, “at risk” and may significantly fluctuate from year to year based on our financial, operational and stock performance.

Stock options provide a return to the recipient only if our share price increases. The annual cash incentive compensation and long-term incentive compensation elements of our executive compensation program provide a return to our executive officers only if we meet certain financial and operational performance goals.

The total compensation mix for our named executive officers is consistent with the mix of compensation elements of our peer group. Our Chief Executive Officer receives a higher proportion of his total compensation allocated to performance-based components than non-performance-based components and more allocated to equity-based compensation than cash-based compensation compared to our other named executive officers. This compensation mix approach is consistent with that paid to chief executive officers in the peer group.

The Committee structures the program in this manner because executive officers have greater responsibility and influence over the performance of our business. The Committee does not have any formal policies or guidelines with respect to the allocation of executive compensation between short-term and long-term elements, cash and non-cash elements or different forms of non-cash elements. In practice, however, the Committee has taken the following approaches:

Allocation between short-term and long-term elements.  The Committee considered the input, advice and recommendations from Mercer for fiscal year 2007 to set each named executive officer’s compensation for fiscal year 2007. For base salary, the Committee set a target for each named executive officer at approximately the median of his or her comparable position within our peer group, or at median salaries using salary survey data for similar positions at similarly-sized companies. The amount of target annual incentive compensation for each named executive officer was set such that each named executive officer’s base salary plus target annual bonus was approximately equal to the 65th percentile of peer group annual cash compensation for executive officers with comparable responsibilities. The Committee also reviewed peer group data in setting target long-term compensation, which includes both long-term incentive awards and stock options. Target long-term compensation was set for each named executive officer at approximately the 65th percentile of peer group long-term compensation.

Allocation between cash and non-cash elements.  Base salaries and annual incentive compensation are paid in cash. Based on Mercer’s recommendation, the Committee determined that long-term incentive awards for the fiscal year 2005-2007 performance period would be denominated in performance share units and would be payable in cash, providing linkage to the performance of the price of our common shares. Effective with the long-term incentive award for the fiscal year 2006-2008 performance period, the Committee accepted Mercer’s recommendation that long-term incentive awards be paid in performance shares to:

•	reemphasize the linkage between shareholder returns and the value of executive compensation;

•	encourage long-term ownership of our common shares; and

•	encourage performance that drives long-term appreciation of our share price.

Allocation between different forms of non-cash elements.  Taking into account Mercer’s recommendation, the Committee allocates 50% of the total target value of each named executive officer’s long-term incentive compensation to stock options and 50% to long-term incentive performance shares. The Committee takes this approach to balance the allocation between elements based on long-term financial, operational and strategic measures and those based on long-term performance of our common shares. The Committee does not allocate an unbalanced percentage to stock options to avoid any appearance that the executive compensation program is a positive or negative indicator of current common share value or anticipated common share performance.

SUMMARY OF ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

The table below summarizes the elements of our fiscal year 2007 executive compensation program for our named executive officers. Mr. Groos does not participate in the 401(k) defined contribution plan, which is available to U.S.-based employees only. Mr. Groos participates in the statutory pension plan and other social and welfare (health) benefit plans sponsored by his employer, Nordson Deutschland GmbH, a wholly-owned subsidiary of the company, which benefits are available to all employees of Nordson Deutschland GmbH.

Element	Description	Purpose

Base Salary	Fixed annual cash component based on competitive market analysis. Targeted at the median of peer group.	Foundation of total direct compensation; recognize the level of job scope and complexity; recognize the level of current performance and sustained performance; and retain and motivate exceptional executive talent.

Annual Incentive	Annual performance-based cash opportunity; amount earned will vary relative to the targeted level based on company, business unit and individual results.

	In combination with base salary, targeted at the 65th percentile of peer group.	Motivate executives to achieve annual financial, operating and individual performance objectives.

Long-Term Incentive
• Stock options	Time-based vesting, but with performance-based value tied to share price; amounts earned/realized will vary from grant-date price based on actual share price at exercise.

	Sum of long-term incentive (stock options and performance-based stock) targeted at the 65th percentile of peer group.	Create a strong financial incentive for achieving or exceeding long-term performance goals; encourage a significant equity stake in the company; and align executive and shareholder interests.

• Long-term incentive plan performance shares	Performance-based opportunity; amounts earned/realized will vary from grant-date price based on actual financial and share price performance.

	Sum of long-term incentive (stock options and performance-based stock) targeted at the 65th percentile of peer group.	Strengthen alignment of our executive team’s interests with those of our shareholders; reward long-term achievement of specific company goals; and encourage a significant equity stake in the company.

Element	Description	Purpose

Retirement
• 401(k) defined contribution plan	Qualified defined contribution plan is a standard tax-qualified benefit provided to our U.S.-based employees; subject to limitations on compensation under the Internal Revenue Code.	Provide tax-deferred vehicle for retirement income accumulation.
• Deferred Compensation	Income deferral and restoration plan.	Provide tax-deferred vehicle for retirement income accumulation and restores benefits that are limited by the Internal Revenue Code in the qualified plan for our most highly paid executives.
• Defined benefit pension plan	Qualified defined benefit plan is a standard tax-qualified benefit provided to our U.S.-based employees; subject to limitations on benefits under the Internal Revenue Code.	Provide tax-deferred vehicle for retirement income accumulation.
• Non-qualified excess defined benefit pension plan	Supplemental pension restoration plan.	Restores pension benefits that are limited by the Internal Revenue Code in the qualified plan.

Health, and Other Benefits	Broad-based employee benefits program available to our U.S.-based employees, including health, life insurance and disability plans.	Provide eligible employees with a competitive fringe benefit package.

Benefits Upon Termination Following Change-in-Control	Contingent component; only payable if an executive officer’s employment is terminated following a change-in-control event.	Provide incentive and security to our executive officers in the transition following a change-in-control and retain key executive talent during critical times of significant corporate risk.

Severance Benefits Upon Termination Other Than Following a Change-in-Control	Contingent and negotiated component. No severance is paid if termination is voluntary or for cause.	Provide equitable compensation during transition to other employment.

Perquisites	Annual executive physical exam, supplemental long-term disability insurance, tax planning or preparation services, country and professional club expenses; and automobile allowance.	Provide competitive benefits to promote the health, well-being and financial security of the executive officers; provide venue for business meetings or business entertainment.

DETERMINING PRIMARY ELEMENTS OF EXECUTIVE COMPENSATION
(BASE SALARY AND ANNUAL AND LONG-TERM INCENTIVE COMPENSATION)
FOR FISCAL YEAR 2007 — SPECIFICS OF THE PROCESS

The Committee provided Mercer with preliminary instructions regarding the objectives of the fiscal year 2007 executive compensation program and the parameters of the competitive review of executive total direct compensation programs to be conducted by Mercer. In particular, the Committee instructed Mercer to (i) test both the competitiveness of our executive officer compensation packages within the market and the reasonableness of the packages given our performance relative to our peer group, as measured by diluted earnings per share and return on average capital; (ii) benchmark all components of compensation, including base salary, total target compensation (base salary plus cash incentive compensation), total actual cash compensation and equity-based long-term incentive awards; (iii) assess the continued applicability of our peer group; (iv) assess the alignment between executive officer compensation and our financial performance and (v) analyze our internal compensation model and guidelines and compare them to our peer group and actual compensation practices. For purposes of analyzing our performance against that of our peer group, the Committee instructed Mercer to organize its analysis around our business segments and general corporate executive positions.

Our peer group at the time compensation for fiscal year 2007 was established for the named executive officers, included:

• Actuant Corp.	• Gerber Scientific Inc.

• Albany International Corp.	• Graco Inc.

• Ametek Inc.	• Kulicke & Soffa Industries Inc.

• Barnes Group Inc.	• Milacron Inc.

• Donaldson Inc.	• Novellus Systems Inc.

• Drew Industries Inc.	• Robbins & Myers Inc.

• Esterline Technologies Corp.	• Roper Industries Inc.

• Idex Corp.	• Watts Water Technologies Inc.

Once Mercer completed its preliminary analysis of executive compensation for fiscal year 2007, it discussed its report with the Committee in general session and in executive session without management present.

Based on the performance of each executive officer and Mercer’s report, our Chief Executive Officer provided the Committee with his initial recommendations for base salary adjustments and incentive compensation for fiscal year 2007.

Taking into consideration the Chief Executive Officer’s recommendation and Mercer’s report, the Committee determined base salaries (with any adjustments being retroactive to the beginning of fiscal year 2007) for our named executive officers and established the performance measures for the annual cash incentive plan and the prospective long-term incentive plan three-year performance period.

Base Salary

Each of our named executive officers received an annual base salary during fiscal year 2007. In general, we pay base salaries to our named executive officers that recognize their experience, expertise, level of responsibility, seniority, leadership qualities, advancement, individual accomplishment, and other significant contributions to the enhancement of shareholder value and our success. Having competitive base salaries ensures the attraction, retention and motivation of highly-talented and ethical individuals.

Using Mercer’s annual review to analyze base salaries of persons holding comparable positions within our peer group and considering our Chief Executive Officer’s annual performance review of the named executive officers, the Committee established base salaries for each of the named executive officers. The Committee tries to target base salary amounts at approximately the median of the peer group.

During fiscal year 2007, the named executive officers received the base salaries included in the “Salary” column of the Summary Compensation Table for Fiscal Year 2007, which is found in the section of this proxy statement following this Compensation Discussion and Analysis. Those amounts reflect the following percentage increases in base salaries of the named executive officers at the end of fiscal year 2007 as compared to their base salaries at the end of fiscal year 2006:

		Increase in $ from
	% Increase from	Fiscal Year 2006
Name	Fiscal Year 2006 Base Salary	Base Salary

Edward P. Campbell	3.5	25,000
Peter S. Hellman	3.0	15,000
Robert A. Dunn, Jr.	3.2	10,000
Michael Groos	0	0
John J. Keane	5.5	15,000

With respect to Mr. Groos, the Committee determined that no salary increase was in order based upon review of survey data for European executives with responsibilities comparable to those of Mr. Groos. Mr. Keane received a larger than average base pay increase based upon a comparison of his base salary with that of peer group executives in similar positions and the objective of setting base salaries at our peer group median.

Annual Incentive Compensation

Annual incentive compensation is utilized to fulfill our principle of paying for performance where performance criteria are aligned with interests of our long-term shareholders, putting pay significantly “at risk” and subject to the achievement of strategic business objectives, and balancing short-term and long-term objectives. The annual incentive component of the compensation program also supports our principle of providing total compensation opportunities to our named executive officers that are market competitive and supportive of our strategy to attract, develop and retain outstanding talent. Target annual cash incentive compensation is expressed as a percent of base salary, and, in combination with base salary, is targeted at the 65th percentile of our peer group.

The Committee establishes the performance measures applicable to each element by analyzing our annual goals and objectives for each performance measure. The Committee links directly and materially annual cash incentive compensation to growth in the performance measures.

Based on its review of Mercer’s analysis and assessment, the Committee established two quantitative performance measures for the annual incentive compensation plan for fiscal year 2007: (1) return on capital and (2) diluted earnings per share growth.

Threshold, target and maximum performance levels were established for each measure:

Measure	Threshold	Target	Maximum

Return on Capital	6%	15%	23%
Diluted earnings per share growth	0%	8%	16%

For the diluted earnings per share measure, corresponding diluted earnings per share are: threshold — $2.65 per share; target — $2.86 per share; and maximum — $3.07 per share.

The Committee considers earnings per share growth and return on capital as performance measures critical to the company’s financial performance and profitable growth. Each of these measures offers a balance between growth and profitability, and the Committee believes they align the interests of our named executive officers with those of our shareholders and over time will drive improved shareholder return and foster maximum value for our assets. Specifically,

•	Return on capital measures the amount of profitability per unit of capital invested by management to generate earnings and is also easily compared to peer group companies’ performance. Under the Committee’s methodology of calculating return on capital, a capital charge is applied to unamortized goodwill, and capital is net of cash, marketable securities and unamortized goodwill.

•	Diluted earnings per share growth measures the rate at which management has succeeded in increasing the profits per unit of ownership by shareholders. Earnings per share growth is easily compared among peers and the measure is commonly used by the investment community to communicate performance. The formula we utilize for diluted earnings per share is net income divided by weighted average common diluted shares outstanding.

The following table sets forth the potential payout at threshold, target and maximum; corporate performance against target; individual performance adjustment; payout as a percentage of target, and payouts (rounded to the nearest thousand) for fiscal year 2007 under the annual incentive compensation plan for each of our named executive officers:

				Corporate	Individual	Payout
				Performance	Performance	Against
	Potential Payout ($)			Against	Adjustment	Target
Name	Threshold	Target	Maximum	Target (%)	(+/-%)	(%)	Payout ($)

Edward P. Campbell	370,000	740,000	1,480,000	144%	+5%	149%	1,100,000
Peter S. Hellman	206,000	412,000	824,000	144%	0%	144%	594,000
Robert A. Dunn, Jr.	115,070	230,140	460,280	144%	-7%	137%	316,000
Michael Groos(1)	106,120	212,240	424,480	144%	-14%	130%	292,000
John J. Keane	101,500	203,000	406,000	144%	-14%	130%	264,000

(1)	The dollar amount of Mr. Groos’ payment reflects the average annual Euro — U.S. dollar exchange rate for fiscal year 2007: €1 = $1.3435.

In determining diluted earnings per share growth, the Committee utilized diluted earnings per share including discontinued operations for fiscal year 2006 and fiscal year 2007. Consistent with the authority granted in the annual cash incentive plan, the Committee decided to eliminate the distorting effect of acquisition purchase price accounting by excluding from the calculation of diluted earnings per share for the annual incentive payout the effect of allocating a portion of the purchase price of acquisitions to acquired inventory. During fiscal year 2007, this purchase price allocation reduced diluted earnings per share by $.16 per share, diluted earnings per share growth by 6% and return on capital by 2%.

After considering the named executive officers’ performance against their individual objectives, the Committee determined individual payouts under the annual incentive compensation plan. In making its determination, the Committee considered Mr. Campbell’s recommendations for the named executive officers, Mercer’s analysis and assessment and the named executive officer’s contribution to meeting our financial and operating objectives.

After considering Mr. Campbell’s recommendation, the Committee reduced Mr. Keane’s annual cash bonus payout from 144% to 130% of target. As a consequence, we paid Mr. Keane a cash bonus under the annual incentive compensation plan that was 10% less than the amount that we calculated for Mr. Keane based on our actual diluted earnings per share and return on capital achievement during fiscal year 2007. Mr. Keane is the senior executive in charge of our Adhesive Dispensing Systems segment. The segment performance goals for fiscal year 2007 included growing revenue for the segment by 7% and operating income by 13% compared to fiscal year 2006 amounts, in each case before the effects of currency movements. During fiscal year 2007, the segment’s revenue grew by 2% and operating income grew by 3%, falling short of the pre-established measures for Mr. Keane.

After considering Mr. Campbell’s recommendation, the Committee reduced Mr. Groos’ annual cash bonus payout from 144% to 130% of target. As a consequence, we also paid Mr. Groos a cash bonus under the annual incentive compensation plan that was 10% less than the amount that we calculated for Mr. Groos based on our actual diluted earnings per share and return on capital achievement during fiscal year 2007.

Mr. Groos is a senior executive of our Adhesive Dispensing Systems segment, and he has responsibility for significant portions of the global activities for the segment. Mr. Groos had individual performance goals for fiscal year 2007 including growing revenue within the portion of the segment for which he had responsibility by 6% and operating income by 11% compared to fiscal year 2006 amounts, in each case before the effects of currency movements. During fiscal year 2007, the revenue for these businesses declined by 0.4% and operating income grew by 4%, falling short of the pre-established measures for Mr. Groos.

After considering Mr. Campbell’s recommendation, the Committee reduced Mr. Dunn’s annual cash bonus payout from 144% to 137% of target. As a consequence, we paid Mr. Dunn a cash bonus under the annual incentive compensation plan that was 5% less than the amount that we calculated for Mr. Dunn based on our actual earnings per share and return on capital achievement during fiscal year 2007. During fiscal year 2007, Mr. Dunn was the senior vice president in charge of certain of the product lines within the Advanced Technology segment. He also led the corporate development function for the company. The performance goals for Mr. Dunn relating to these product lines included achieving revenue of $154 million and pre-tax economic value added of $9 million. He also was charged with adding $50 million of annualized revenue from the acquisition of companies targeted for investment. During fiscal year 2007, revenue and pre-tax economic value added from these product lines were $150 million and $3 million, respectively, falling short of the pre-established measures for Mr. Dunn. However, the performance measure for revenue growth through completed acquisitions was exceeded, with approximately $103 million of annualized revenue being added through the acquisition of four companies.

Mr. Campbell recommended that there not be any adjustment to Mr. Hellman’s cash bonus payout for fiscal year 2007. The Committee reviewed Mr. Campbell’s recommendation and determined that Mr. Hellman’s payout would be at 144% of target.

With regard to Mr. Campbell, the Committee considered our performance against the primary measures of diluted earnings per share growth and return on capital. It also considered the excellent progress we made in completing four acquisitions during fiscal year 2007 that brought into our fold high performing business in markets important to our future. Favorable progress against operating objectives to lower costs, introduce important new products and build our capability in important fast growing markets also contributed to the Committee’s decision to make an annual incentive payment to Mr. Campbell equal to 149% of target.

The amount of cash incentive compensation earned by each named executive officer in fiscal year 2007 is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2007 of this proxy statement.

Long-Term Incentive Compensation

Long-term incentive awards are utilized to fulfill our principles of paying for performance where performance criteria are aligned with shareholder interests, putting pay significantly “at risk” and subject to the achievement of strategic business objectives, and balancing short-term and long-term objectives. Long-term incentive awards also support our principle of providing total compensation opportunities that are market competitive and supportive of our strategy to attract, develop and retain outstanding talent. Our named executive officers received long-term incentive compensation consisting of long-term incentive awards and stock options. Long-term incentive awards and stock options work together to align the long-term financial interests of our executive officers with that of our long-term shareholders.

The Committee based the target amount of the long-term incentive awards and the number of stock options granted to our named executive officers on similar compensation of persons holding comparable positions within our peer group, as reflected in Mercer’s annual analysis and assessment.

Fiscal Year 2005-2007 Performance Period

Based upon Mercer’s annual assessment and review, the Committee established the following threshold, target, and maximum cumulative earnings per share growth and cumulative revenue growth performance measures for the fiscal year 2005-2007 performance period:

Measure	Threshold	Target	Maximum

Cumulative earnings per share growth	5%	7.5%	10%
Cumulative revenue growth	5%	7.5%	10%

For the cumulative earnings, corresponding cumulative earnings per share are: threshold — $5.46 per share; target — $5.73 per share; and maximum — $6.01 per share. For the cumulative revenue growth measure, corresponding revenue is (000’s): threshold — $2,626,600; target — $2,755,800; and maximum — $2,889,100.

Each of these measures offers balance between growth and profitability, and the Committee believes they align the interests of the executive officers with those of our shareholders and over time will drive improved shareholder return and foster maximum value for our assets. Specifically,

•	Cumulative earnings per share growth measures the rate at which management has succeeded in growing profits on a sustained basis over a three-year period. It is the constant percentage by which earnings per share would need to grow over a base period amount during a three-year period such that the sum of earnings per share calculated at such constant growth rate for such three years is equal to the sum of the actual earnings per share earned over the same three-year period. It is a superior measure of sustained earnings growth because it is influenced by the earnings performance during each year of the performance period rather than simply a compound growth rate that compares the final year’s earnings to the base period amount.

•	Cumulative revenue growth is a similar measure to cumulative earnings per share growth except that it measures the rate at which management has succeeded in growing revenue on a sustained basis over a three-year period. While the growth in profits and profitability are of primary importance, management is also expected to grow our size and scale, and cumulative revenue growth is an effective measure of their success in doing so.

For the fiscal year 2005-2007 performance period, performance exceeded the maximum performance level for cumulative earnings per share growth and was just below target performance level for cumulative revenue growth during the three-year period. Cumulative earnings per share for the three-year period were $7.52, which is equivalent to a constant annual growth rate of 22.4% over the three-year performance period after adjusting for the change in accounting for the expensing of stock options. Cumulative revenue for the three-year period was $2,731 million, which is equivalent to a constant annual growth rate of 7.0% over the three-year performance period. We included revenue from discontinued operations during the years in which we owned these operations. In calculating cumulative earnings per shares growth, we reduced both base year and fiscal year 2005 diluted earnings per share by $.08 to reflect on a consistent basis the effect of the accounting charge for stock options that began with fiscal year 2006.

The following table sets forth the potential payout at threshold, target and maximum, performance as a multiple of target and the payout (rounded to the nearest thousand) for the fiscal year 2005-2007 performance period for each of our named executive officers:

				Performance
	Potential Payout ($)			as Multiple of
Name	Threshold	Target	Maximum	Target	Payout ($)

Edward P. Campbell	490,862	981,724	1,963,448	1.452	1,426,000
Peter S. Hellman	246,100	492,200	984,400	1.452	715,000
Robert A. Dunn, Jr.	97,637	195,274	390,548	1.452	284,000
Michael Groos(1)	117,700	235,400	470,800	1.452	341,000
John J. Keane	97,637	195,274	309,548	1.452	284,000

(1)	The fiscal year 2005-2007 long-term performance plan payout is an equity-based cash payout, determined by share price on the date the payout is determined. Mr. Groos’ payout reflects the Euro — U.S. dollar exchange rate in effect on the date the Committee determined the payout: €1 = $1.4611.

Fiscal Year 2006-2008 Performance Period

Using the same methodology as was used to establish the threshold, target, and maximum cumulative earnings per share growth and cumulative revenue growth performance measures for the fiscal year 2005-2007 performance period, the Committee has established the following threshold, target, and maximum cumulative earnings per share growth and cumulative revenue growth performance measures for the fiscal year 2006-2008 performance period:

Measure	Threshold	Target	Maximum

Cumulative earnings per share growth	5%	7.5%	14%
Cumulative revenue growth	5%	7.5%	14%

For the cumulative earnings measure, corresponding cumulative earnings per share growth are: threshold — $6.82 per share; target — $7.15 per share; and maximum — $8.08 per share. For the cumulative revenue growth measure, corresponding revenue is (000’s): threshold — $2,778,900; target — $2,914,500; and maximum — $3,290,600.

Any payouts for the fiscal year 2006-2008 performance period will be in the form of unrestricted shares. The following table provides information for the fiscal year 2006-2008 performance period:

	Potential Payout (Shares)
Name	Threshold	Target	Maximum

Edward P. Campbell	13,000	26,000	52,000
Peter S. Hellman	4,333	8,667	17,333
Robert A. Dunn, Jr.	2,350	4,700	9,400
Michael Groos	2,800	5,600	11,200
John J. Keane	3,250	6,500	13,000

The threshold, target, and maximum amounts for Mr. Hellman represent prorated amounts based on a 26-month performance period instead of a 36-month performance period due to his January 2, 2008 retirement date.

Fiscal Year 2007-2009 Performance Period

Using the same methodology as was used to establish the threshold, target, and maximum cumulative earnings per share growth and cumulative revenue growth performance measures for the fiscal year 2006-2008 performance period, the Committee has established the following threshold, target, and maximum cumulative earnings per share growth and cumulative revenue growth performance measures for the fiscal year 2007-2009 performance period:

Measure	Threshold	Target	Maximum

Cumulative earnings per share growth	5%	7.5%	14%
Cumulative revenue growth	5%	7.5%	14%

For the cumulative earnings, corresponding cumulative earnings per share growth are: threshold — $8.77 per share; target — $9.20 per share; and maximum - $10.39 per share. For the cumulative revenue growth measure, corresponding revenue is (000’s): threshold — $2,973,200; target — $3,119,400; and maximum - $3,522,000.

Any payouts for the fiscal year 2007-2009 performance period will be in the form of unrestricted shares. The following table provides information for the fiscal year 2007-2009 performance period:

	Potential Payout (Shares)
Name	Threshold	Target	Maximum

Edward P. Campbell	11,200	22,400	44,800
Peter S. Hellman	1,700	3,400	6,800
Robert A. Dunn, Jr.	2,800	5,600	11,200
Michael Groos	2,400	4,800	9,600
John J. Keane	2,800	5,600	11,200

Mr. Hellman retired as Chief Financial and Administrative Officer on January 2, 2008. The Committee anticipated his retirement by granting Mr. Hellman fewer long-term incentive plan shares at the beginning of the fiscal year 2007-2009 performance period. Consequently, no reduction in the potential payout will be required as a result of his retirement.

In February 2007, Mr. Dunn was promoted to Senior Vice President. At the time of his promotion, Mr. Dunn was awarded an additional 1,500 shares under the long-term incentive plan at target performance in addition to the number of shares shown in the table above. The payout on those additional shares will be determined using the 32-month portion remaining in the 36-month fiscal year 2007-2009 performance period.

Stock Options

Equity-based long-term incentive awards fulfill our principle of paying for performance where the performance criteria are aligned with shareholder interests. The Committee believes that equity-based compensation ensures that the named executive officers have a continuing stake in our long-term success and are motivated to put forth sustained effort on behalf of our shareholders to support the continuous growth of our share price. Equity-based long-term incentive awards are also intended to be a compensation component that supports our principle of providing total compensation opportunities that are market competitive and supportive of our strategy to attract, develop and retain outstanding talent.

Options represent the high-risk and potential high-return component of our total long-term incentive program, as the realizable value of each option can fall to zero if the share price is lower than the exercise price established on the date of grant. The size of stock option grants for our executive officers is based primarily on the target dollar value of the award translated into a number of option shares based on the estimated economic value on the date of grant, as determined using the Black-Scholes option pricing formula. As a result, the number of shares underlying stock option awards will typically vary from year to year, as it is dependent on the price of our common stock on the date of grant. The stock options also function as a retention incentive for executive officers as the options vest ratably over the four-year period following the date of grant.

The Committee uses Mercer’s annual analysis and assessment to set the target dollar values of long-term incentives at the 65th percentile of similar compensation awarded by the peer group. The Committee sets the value of stock options to be granted at approximately 50% of the value of total long-term incentives granted to each named executive officer, the other 50% being granted in the form of performance shares.

The following table provides number of options granted to our named executive officers in fiscal year 2007:

	Options	Grant Date
Name	(Number of Shares)	Fair Value ($)

Edward P. Campbell	63,500	1,056,640
Peter S. Hellman	0	0
Robert A. Dunn, Jr.	16,000	279,245
Michael Groos	13,600	226,304
John J. Keane	16,000	266,240

The Committee did not grant Mr. Hellman an option for fiscal year 2007 under the assumption that Mr. Hellman was retiring as President and Chief Financial and Administrative Officer on February 28, 2007. Mr. Hellman, at the request of the Board of Directors, agreed to postpone his retirement date. During its December 5, 2007 meeting, the Committee awarded Mr. Hellman a cash payment of $125,000. The purpose of the payment was to provide Mr. Hellman with the equivalent of the vested portion of the stock option grant Mr. Hellman would have received for fiscal year 2007. Since the Committee’s action occurred in fiscal year 2008, the cash payment to Mr. Hellman will again be disclosed in our 2009 proxy statement. This payment was made concurrent with the payment of Mr. Hellman’s fiscal year 2007 cash bonus and is in recognition of Mr. Hellman’s continued service as President and Chief Financial and Administrative Officer from February 28, 2007 through January 2, 2008.

The Committee does not grant long-term incentive awards or stock options to our executive officers in anticipation of the release of significant positive earnings announcements or other material non-public information likely to result in changes to the price of our common shares. Similarly, the Committee does not time the release of material non-public information based on stock option grant dates. Since the fiscal year 2006 stock option grant, the grants are subject to (1) a clawback (profit disgorgement) when an executive officer acts inconsistently with the non-compete provision of a named executive officer’s employee agreement following termination of employment, or (2) forfeiture in the event an executive officer’s employment is terminated due to a criminal act, fraud or other such behavior inconsistent with our Code of Business and Ethical Conduct. You may review our Code of Business and Ethical Conduct at www.nordson.com/corporate/governance. The invoking of the clawback or forfeiture provision is solely at the Committee’s discretion. To date, the Committee has not had the need to exercise its discretion in seeking profit disgorgement or forfeiture from any former executive officer.

Compensation Allocation

The following table summarizes the allocation, on a percentage basis, among the primary elements of compensation for our named executive officers for fiscal year 2007: actual base salary, payout for the annual cash incentive plan, cash payout for the fiscal year 2005-2007 long-term performance plan and grant date fair value of stock options granted in fiscal year 2007:

Element	Campbell	Hellman	Dunn	Groos	Keane

Base Salary	17%	28%	27%	34%	26%
Annual Cash Incentive	26%	33%	26%	22%	24%
Long-Term Incentive	57%	39%	47%	44%	50%

The Committee met in executive session to determine the base salary adjustment for Mr. Campbell. Mr. Campbell did not offer the Committee any recommendation on adjustment to his base salary. For base salary, the Committee looked at the average increase being paid to executive officers, and the amount being paid to Mr. Campbell relative to peer group chief executives, with an objective to move base salary toward the median base salary of our peer group. The Committee set annual incentive compensation with the objective that total short-term compensation (base salary and annual incentive compensation) be at the 65th percentile of peer group chief executive officer total short-term compensation. With this objective and based on peer group analysis, the Committee set Mr. Campbell’s fiscal year 2007 target annual incentive compensation at 100% of base salary. The Committee set the value of Mr. Campbell’s long-term incentive opportunity at target performance at approximately the 65th percentile of peer group long-term incentive compensation. These actions produce the resulting proportions of base salary, annual incentive and long-term incentive opportunity shown in the table above.

The Committee used the same process for Mr. Hellman with regard to setting base salary and annual incentive compensation. A further consideration in setting Mr. Hellman’s compensation was the relatively high compensation paid to Mr. Hellman in connection with his initial recruitment by us in February 2000. Mr. Hellman’s position prior to joining us was president and chief operating officer of a company substantially larger than us. This process resulted in setting Mr. Hellman’s target annual incentive compensation for fiscal year 2007 at 80% of base salary. The process for setting Mr. Hellman’s long-term incentive for fiscal year 2007 was the same as Mr. Campbell’s except that the amount of long-term incentive awards was reduced by two-thirds in anticipation of Mr. Hellman’s retirement during the first year of the three-year performance period. Also, Mr. Hellman was not granted any stock options in fiscal year 2007 because he was expected to retire before any of his options would have vested. The consequence of the smaller long-term awards to Mr. Hellman increase the proportion of the base salary and annual incentive compensation shown in the table above.

The proportion of the elements of compensation for Messrs. Dunn, Groos and Keane are a result of the same process of setting base salary, annual incentive compensation and long-term compensation. In setting each named executive officer’s base salary, the Committee looks at the average increase being paid to all executive officers, and the amount being paid to the named executive officer relative to peer group executives, with an objective over time to move base salary toward the median of our peer group. An additional element affecting compensation for Mr. Groos is that he operates in Europe and his cash compensation is paid in Euros. The strength of the Euro relative to the dollar has worked to increase Mr. Groos’ compensation relative to executives in our peer group who are paid in U.S. dollars. The Committee does not attempt to adjust the compensation of Mr. Groos for currency fluctuation.

NON-CASH BENEFIT PROGRAMS

In fiscal year 2007, our named executive officers participated in the non-cash benefit programs discussed below. The purpose of these programs is to provide competitive fringe benefits, to attract and retain employees and to provide an incentive for employees to save for their retirement income needs.

Medical, Disability and Life Insurance Benefits (Welfare Benefits)

We sponsor a health care plan for U.S.-based employees that provides medical, vision and dental insurance and prescription drug coverage. We also offer group life insurance and short- and long-term disability plans that cover all U.S. non-union employees.

Mr. Groos’ welfare benefits are mandated by German social law and include health insurance and participation in statutory social security and pension plans.

Retirement Benefits

401(k) Plan.  We sponsor a 401(k) tax-qualified retirement savings plan for U.S.-based employees. All of our employees who work a minimum of 1,000 hours in a calendar year are eligible to participate in the 401(k) plan immediately upon employment. Our named executive officers participate in the 401(k) plan on the same basis as other employees.

We match employee contributions $.50 on the dollar for the first 6% of compensation contributed. We believe the matching contribution allows us to compete effectively for management talent because many other companies offer a similar match. Employee contributions to the 401(k) plan vest immediately, while matching contributions vest in increments based on years of service, with participants being fully vested after three years of service.

The Internal Revenue Service places limits on amounts that “highly compensated employees,” such as our named executive officers, may contribute to 401(k) plans. Correspondingly, because of these limits, matching contributions to the 401(k) plan accounts of highly compensated employees in fiscal year 2007 were limited. In order to restore any match amount that may have been forgone by this limitation, the company provides executive officers the opportunity to capture this potential loss by restoring the match that would have been made absent the limitations. This restoration match is made to the named executive officers who defer all or a portion of their base salary under the Deferred Compensation plan discussed below.

For fiscal year 2007, our match for each named executive officer was:

	401(k)	Restoration
Name	Match ($)	Match ($)

Edward P. Campbell	6,750	56,374
Peter S. Hellman	6,231	31,484
Robert A. Dunn, Jr.	6,750	15,122
Michael Groos	0	0
John J. Keane	6,750	10,094

As an employee of Nordson Deutschland GmbH, Mr. Groos does not participate in the 401(k) plan. Instead, Mr. Groos participates in a Nordson Deutschland GmbH pension plan that is described in the Pension Benefits for Fiscal Year 2007 section of this proxy statement.

These matching contributions to the 401(k) accounts of our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2007 of this proxy statement.

Deferred Compensation Plan.  We sponsor a non-qualified unfunded and unsecured deferred compensation plan for U.S.-based executive officers. We believe this type of plan allows us to compete effectively for executive talent because many other companies offer this type of plan.

The primary benefit to participants of this plan is that most taxes are deferred until the plan account balance is distributed, so savings accumulate on a pre-tax basis. Prior to the beginning of each fiscal year, named executive officers may elect to defer up to 100% of their base salary and cash incentive compensation including long-term incentive payout. There is no maximum dollar limit on the amount that may be deferred each year. Participants can select from a number of investment alternatives, including equity and fixed income alternatives. For interest earning investments, the deferred cash amounts earn interest that is compounded quarterly on the last day of each fiscal quarter. The applicable interest rate, which is not considered to be an “above market” interest rate, is determined as of the beginning of each fiscal year. Distributions are in either a lump sum or installments based upon the participant’s election when he or she first begins participating in the plan.

During fiscal year 2007, the amounts deferred by each named executive officer and our matching contribution on those amounts were:

	Amount	Company
Name	Deferred ($)	Match ($)

Edward P. Campbell	3,073,664	56,374
Peter S. Hellman	2,030,798	31,484
Robert A. Dunn, Jr.	745,886	15,122
Michael Groos	873,275	0
John J. Keane	269,542	10,094

Mr. Groos’ participates in a deferred compensation arrangement with Nordson Deutschland GmbH. Nordson Deutschland GmbH does not provide a match under this arrangement.

A detailed description of the deferral plans and information regarding contributions to the plans is provided in the narrative and footnotes of the Non-qualified Deferred Compensation for Fiscal Year 2007 section of this proxy statement.

Defined Benefit Pension Plan.  We sponsor a tax-qualified pension plan for U.S.-based salaried employees — the Nordson Corporation Salaried Employees Pension Plan. The pension plan is designed to work together with social security benefits to provide employees with 30 years of service with retirement income that is approximately 55% of eligible compensation, subject to the Internal Revenue Service maximum monthly benefit.

For employees of our international subsidiaries, we provide pension or retirement benefits in accordance with local statutory requirements or practice.

A detailed description of the pension plans for U.S.-based employees is provided in the narrative and footnotes of the Pension Benefits for Fiscal Year 2007 section of this proxy statement.

Excess Defined Benefit Pension Plan.  The Excess Defined Benefit Plan is an unfunded, non-qualified plan that provides benefits similar to the qualified defined benefit pension plan, but without the Internal Revenue Code earnings limitations. This plan is designed to provide retirement benefits to U.S.-based eligible participants as a replacement for those retirement benefits reduced by regulations under the Internal Revenue Code. Together, the pension plan and excess defined benefit pension plan are intended to provide the executive officers with retirement income equivalent to that provided to all other employees under the pension plan.

As part of the incentive for Mr. Campbell to leave his former employer, we agreed to provide him with supplemental pension benefits in order to restore some of the benefits he would have received if he had remained with his former employer. Mr. Campbell is a participant in the Salaried Employees’ Pension Plan, but his benefits will be supplemented to recognize his prior service with his former employer. His “average annual compensation” will be determined as the average of his compensation during his 36 consecutive highest paid months (instead of 60), and he will be eligible for the full pension benefit at age 60. He may retire prior to age 60, commencing at age 55, but his benefit will be reduced 5% per year for retirement before age 60. His benefit will also be reduced by the amount of any pension benefit payment he receives from the pension plan of his former employer. Mr. Campbell had eleven years of employment with his former employer. The value of this benefit is included in the Pension Benefits for Fiscal Year 2007 table of this proxy statement.

Mr. Groos participates in a supplemental pension plan sponsored by Nordson Deutschland GmbH, our wholly-owned subsidiary, as part of his employment agreement with Nordson Deutschland GmbH. Under the terms of the plan, Nordson Deutschland GmbH has agreed to accelerate Mr. Groos’ age 65 normal retirement date by one-half year, for each year Mr. Groos remains employed beyond age 50. Therefore, at age 60,

Mr. Groos would be entitled to retire with an age 65 pension benefit. The Committee approved the plan in order to retain Mr. Groos’ services through age 60.

SEVERANCE AND OTHER BENEFITS UPON TERMINATION OF EMPLOYMENT

On October 30, 1998, the Committee approved employment agreements for executive officers that would be effective upon a change-in-control of the Company. We believe that the occurrence, or potential occurrence, of a change-in-control transaction will create uncertainty regarding the continued employment of our named executive officers. This uncertainty results from the fact that many change-in-control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our named executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our named executive officers with enhanced severance benefits if their employment is terminated without cause or, in certain cases, by the executive in connection with a change-in-control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by us without cause, and because we believe that, in the context of a change-in-control, potential acquirers would otherwise have an incentive to constructively terminate our named executive officer’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

We believe our change-in-control policy is consistent with that of companies disclosing such provisions as reported in public filings and as periodically reported in various surveys. The Committee considers the salary and incentive compensation amounts offered by the agreements to be reasonable and appropriate for executive officers who may not be in a position to obtain readily comparable employment. We do not believe that named executive officers should be entitled to receive cash severance benefits merely because a change-in-control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment. Under their respective employment agreements, the named executive officers would be entitled to accelerate vesting of their outstanding equity awards upon a change-in-control.

Our named executive officers who voluntarily terminate their employment or who are terminated for cause do not receive severance pay. Other than our agreement with Mr. Campbell, there is no legally binding agreement requiring that severance payments or benefits be paid to a named executive officer, except in the case of a change-in-control prior to termination. If any negotiated severance arrangement were entered into between the company and a named executive officer, we would require the named executive officer to sign a general release and waiver of claims against us and would typically require compliance with confidentiality and non-compete restrictions. Payment of such severance will generally be made in equal installments over regular payroll periods subject to delay in the commencement of payments required by Section 409A of the Internal Revenue Code.

With respect to Mr. Campbell, at the time he was elected Chief Executive Officer, the Committee provided an assurance to Mr. Campbell that he would receive severance equal to two times his base salary and annual cash incentive in the event his employment was involuntarily terminated. These payments will be grossed-up in the event excise taxes are levied on the payments. The Committee provided this benefit based on the benefit afforded Mr. Campbell’s predecessor and for purposes of retention of Mr. Campbell’s services as Chief Executive Officer. On December 12, 2007, the Committee clarified the assurance providing that the severance payment would be made only for a termination without cause. “Cause” is defined as committing an act of fraud, embezzlement, theft or other similar criminal act constituting a felony and involving company business. In addition, the Committee clarified that the severance agreement does not apply in the event of a termination of Mr. Campbell’s employment following a change-in-control. In that case, the severance provision of Mr. Campbell’s employment agreement would be operative.

For a more detailed description of the severance and other benefits upon termination or a change-in-control, refer to the narrative and footnotes accompanying the Potential Payments Upon Termination or Change-in-Control tables of this proxy statement.

EXECUTIVE PERQUISITES

During fiscal year 2007, we provided various executive perquisites to each of our named executive officers. We provided these perquisites to promote the business objectives for each perquisite described below and to reward experience, expertise, level of responsibility, seniority, leadership qualities and advancement. We also use these perquisites to ensure that the executive compensation program remains competitive to attract and retain executive officers. Attributed costs of these perquisites for our named executive officers during fiscal year 2007 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2007 in the next major section of this proxy statement.

Private Clubs.  We reimburse Messrs. Campbell, Hellman and Keane for the costs of initiation fees and monthly dues for private clubs. In addition, we provide all named executive officers with memberships to airline travel clubs. We provide these memberships to encourage entertainment of business colleagues and customers, engaging in social interaction with peers from other companies, local leadership and the community and holding business meetings at offsite locations.

Financial Planning, Tax Preparation and Estate Planning.  We pay or reimburse our executive officers for financial, estate and tax planning and tax preparation fees and expenses. Beginning fiscal year 2008, the maximum reimbursement is $5,000 per year. We provide this perquisite to assist our named executive officers in obtaining high-quality financial counselling enabling them to concentrate on business matters rather than on personal financial planning.

Executive Physicals.  We pay for annual physicals for U.S.-based named executive officers. Mr. Groos does not receive a corresponding benefit. We provide this perquisite as part of the overall preventive medicine program to promptly identify and address medical issues and to preserve our investment in the named executive officers by encouraging executive officers to maintain healthy lifestyles and be proactive in addressing actual or potential health issues.

Automobiles.  We do not provide company cars to executive officers, except for Mr. Groos, and do not reimburse for business mileage driven by executive officers. Instead, we provide executive officers a car allowance. For Mr. Campbell, the allowance was $16,000 for fiscal year 2007. For other executive officers, the allowance for fiscal year 2007 was $12,000. Mr. Groos is provided a company car, as that benefit is typically provided in Germany to senior executives at Mr. Groos’ level. The value of Mr. Groos annual use of a company car in fiscal year 2007 was $23,530.

EQUITY GRANT POLICY

Our Board of Directors has delegated to the Committee the authority to grant equity awards to executive officers. It is the Committee’s policy that neither the Committee nor members of our management shall backdate or manipulate any equity awards, or manipulate the timing of public releases of material information or equity awards with the intent of benefiting any award recipient. The Committee believes establishing fixed dates for equity grants, to the extent possible, is an important measure to ensure the integrity of the equity grant process.

We grant equity-based awards under the shareholder-approved 2004 Nordson Corporation Long-Term Performance Plan. Grants of equity-based awards are effective on the date that the Committee approves the award. The Committee has delegated limited authority to our Chief Executive Officer to approve equity awards, excluding grants made to executive officers. Equity grants approved by our Chief Executive Officer in any quarter will be effective the first day of the month following public disclosure of quarterly earnings for that quarter. In the event the effective date of the grant is a Saturday, Sunday or holiday, the effective date of grant will be the first subsequent day our common shares are traded. Such grants will be reported to the Committee at the Committee’s next regularly scheduled meeting. In fiscal year 2007, Mr. Campbell approved restricted share grants to two key employees, totaling 1,263 common shares.

There were 1,180,000 Nordson common shares available for grant under the plan as of October 31, 2007. All outstanding and unvested options become fully exercisable upon a change-in-control. Restrictions on any granted shares lapse upon a change-in-control. Outstanding option awards are forfeited if a named executive officer is terminated for a violation of our Code of Business and Ethical Conduct or competes with us within one year of departure.

STOCK OWNERSHIP GUIDELINES

Effective October 7, 2005 and after a thorough review of survey data of equity ownership practices of those companies in the peer group provided by Mercer and other national surveys, we set share ownership requirements for our executive officers to emphasize our executive compensation program’s objective of aligning the individual financial interests of our executive officers with the investment interests of our long-term shareholders. We require our executive officers to own the following amount of our common shares:

Chief Executive Officer	5 times base salary
President (if other than the CEO)	3 times base salary
Other Executive Officers	2 times base salary

Newly elected or promoted executive officers will have up to five years to meet the ownership requirements after their election or promotion, or in the case of executive officers in office at the time we adopted the ownership requirements, within five years of the date of adoption. The share ownership requirements are available for review at www.nordson.com/corporate/governance.

Executive officers who have not satisfied the share ownership requirements by the end of the five-year period or who have not shown progress (as subjectively determined by the Committee) toward the required ownership level prior to the end of such five-year period will be expected to retain 100% of the shares acquired through exercise of options, lapse of transfer restrictions on restricted shares or long term incentive share awards, net of shares tendered to cover the exercise price of the options or taxes due on the exercise of the options or the lapse of a restriction period until the share ownership requirement is achieved or there is progress towards the ownership requirement.

ACCOUNTING AND TAX CONSIDERATIONS

The Committee continuously reviews and evaluates the impact of tax laws, accounting changes and similar factors affecting our executive compensation program. For example, our recent adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” which results in recognition of compensation expense for stock incentives, and the recent enactment of Section 409A of the Internal Revenue Code, which impacts deferred compensation arrangements, are considered as we contemplate future changes to the program.

In addition, the Committee attempts to structure the program to maximize its ability to deduct compensation payments for tax purposes. The Committee takes into account whether particular elements are “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) sets a limit of $1,000,000 on the amount we can deduct for compensation paid to each of the chief executive officer and the three other most highly compensated executive officers other than the chief financial officer. This limit does not apply to compensation that qualifies as “performance-based” compensation under Section 162(m). Base salary does not qualify as “performance-based” compensation under Section 162(m). The Committee attempts to ensure that incentive compensation qualifies as fully deductible “performance-based” compensation. The Committee has established a requirement that executive officers will defer base salary and payouts under the annual cash incentive plan and long-term incentive plan to avoid the loss of deductibility by us to the extent that non-performance-based compensation under Section 162(m) exceeds $1,000,000.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended October 31, 2007.

Compensation Committee

Stephen R. Hardis, Chairman
Joseph P. Keithley
William L. Robinson
Benedict P. Rosen

January 18, 2008

SUMMARY COMPENSATION FOR FISCAL YEAR 2007

The following tables, footnotes, supplemental tables and narratives present the components of total compensation for our named executive officers for the fiscal year ended October 31, 2007. Also described below are the contracts, plans, and arrangements providing for payments to our named executive officers in connection with a termination of their employment with us, including in connection with a change-in-control of the company. The value realized by the named executive officers in fiscal year 2007 from exercised stock options and vested restricted stock is presented in the Option Exercises and Stock Vested During Fiscal Year 2007 table in this proxy statement. Target annual and long-term incentive awards for fiscal year 2007 are presented in the Grants of Plan-Based Awards During Fiscal Year 2007 table of this proxy statement.

The individual components of the total compensation reflected in the Summary Compensation Table for Fiscal Year 2007 are:

•	Salary. Base salary earned by a named executive officer during fiscal year 2007. Any amount of base salary deferred by a named executive officer in fiscal year 2007 is identified in footnote 1 to the table below.

•	Bonus. We did not award any annual non-performance-based discretionary cash incentives to our named executive officers for fiscal year 2007. The payouts under our annual incentive compensation plan are included in the amounts presented in the “Non-equity Incentive Plan Compensation” column of the table below.

•	Stock Awards. The awards disclosed in the “Stock Awards” column consist of restricted stock grants and performance share grants under our 2004 Long-Term Performance Plan for the fiscal year 2006-2008 and fiscal year 2007-2009 performance periods. The dollar amounts for the awards represent the grant-date fair value-based compensation expense recognized in fiscal year 2007 under SFAS No. 123(R) for each named executive officer, as reported in our audited financial statements contained in our Annual Report on Form 10-K. Details about the Long-Term Performance Plan awards are included in the narrative accompanying the Grant of Plan-Based Awards During Fiscal Year 2007 table below.

•	Option Awards. The awards disclosed in the “Option Awards” column consist of option grants in fiscal year 2007 and in prior fiscal years (to the extent such awards remained unvested in whole or in part at the beginning of fiscal year 2007). The dollar amounts for the awards represent the grant-date fair value-based compensation expense recognized in fiscal year 2007 under SFAS No. 123(R) for each named executive officer, as reported in our audited financial statements contained in our Annual Report on Form 10-K. Details about the option awards made during fiscal year 2007 are included in the narrative accompanying the Grants of Plan-Based Awards During Fiscal Year 2007 table.

•	Non-Equity Incentive Plan Compensation. The amounts disclosed under the “Non-Equity Incentive Plan Compensation” column consist of the total non-equity incentive plan compensation earned during fiscal year 2007 under the annual cash incentive plan and the fiscal year 2005-2007 long-term incentive plan. Further information concerning these plans may be reviewed in the Compensation Discussion and Analysis section of this proxy statement under the captions “Annual Incentive Compensation” and “Long-Term Incentive Compensation.”

•	Change in Pension Value. The amounts disclosed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column represent solely the actuarial increase during fiscal year 2007 in the pension value provided under our qualified pension plan and non-qualified excess pension plan. We do not pay above-market or preferential rates on the non-qualified deferred compensation of our named executive officers. A narrative discussion about our pension plans and non-qualified deferred compensation plan, our contributions to the qualified and non-qualified excess pension plans and the estimated actuarial increase in the value of the plans accompanies the Pension Benefits for Fiscal Year 2007 table and the Non-qualified Deferred Compensation for Fiscal Year 2007 table below.

•	All Other Compensation. The amounts disclosed in the “All Other Compensation” column represent the combined value of the named executive officer’s perquisites and our matching contributions to the qualified deferred compensation 401(k) plan and non-qualified deferred compensation plan. These perquisites include payments for tax preparation services, executive physicals, club memberships, and car allowances.

Summary Compensation Table For Fiscal Year 2007

The following table sets forth summary compensation information for our named executive officers for our fiscal year ended October 31, 2007:

						Change in
						Pension
						Value & Non-
					Non-Equity	Qualified
					Incentive	Deferred	All Other
			Stock	Option	Plan Compen-	Compensation	Compen-
Name and Principal		Salary(1)	Awards(2)	Awards (3)	sation (4)	Earnings (5)	sation (6)	Total
Position	Year	$	$	$	$	$	$	$

Edward P. Campbell	2007	740,000	1,270,619	853,478	1,723,816	2,954,096	65,130	7,607,139
Chairman and Chief Executive Officer
Peter S. Hellman	2007	515,000	586,357	267,799	906,729	666,265	55,099	2,997,249
President, Chief Financial and Administrative Officer
Robert A. Dunn, Jr.	2007	329,157	237,571	158,760	440,079	990,406	30,443	2,186,416
Senior Vice President
Michael Groos (7)	2007	448,729	278,153	173,512	441,149	1,058,529	28,675	2,428,747
Vice President
John J. Keane	2007	290,000	307,370	179,847	388,079	198,331	35,613	1,399,240
Senior Vice President

(1)	This column includes amounts of base salary each named executive officer deferred in fiscal year 2007: Mr. Campbell — $14,163; Mr. Hellman — $103,865; Mr. Dunn — $18,265; Mr. Groos — $0; and Mr. Keane — $21,722.

(2)	This column represents the dollar amount we recognized for financial statement reporting purposes for the fiscal year ended October 31, 2007, in accordance with SFAS No. 123(R), for stock awards granted under the 2004 Long-Term Performance Plan for fiscal year 2006-2008 and 2007-2009 performance periods and amortization of the fiscal year 2004 restricted stock grant. The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. The other assumptions used in calculating these amounts are set forth in Note 13, Stock-based compensation, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2007.

(3)	This column represents the dollar amount we recognized for financial statement reporting purposes for the fiscal year ended October 31, 2007, in accordance with SFAS No. 123(R), for stock options granted in fiscal year 2007 and includes amounts from awards granted prior to fiscal year 2007 that had not vested in whole or in part at the beginning of fiscal year 2007.

The table below lists the assumptions used to estimate the values of the options granted to the named executive officers and included in this column as of October 31, 2007:

	Number of Shares		Expected Life (in
Fiscal Year	Granted	Exercise Price	years)	Dividend Yield	Volatility	Risk-Free Rate

2004	163,000	$27.71	7.0	2.19%	0.298	3.88%
2005	119,700	$37.16	7.0	1.70%	0.297	3.88%
2006	155,000	$38.99	7.6	1.94%	0.279	4.58%
2007	109,100	$49.05	8.0	1.63%	0.285	4.57%

(4)	This column represents the total non-equity incentive plan compensation earned during fiscal year 2007 under our annual cash incentive plan and the fiscal year 2005-2007 long-term incentive plan. The components of the column amount for our named executive officers are:

		Fiscal Year	Total Non-Equity
	Fiscal Year 2007 Annual	2005-2007 Long-Term	Incentive Plan
Name	Incentive Plan ($)	Incentive Plan ($)	Compensation ($)

Edward P. Campbell	1,100,000	623,816	1,723,816
Peter S. Hellman	594,000	312,729	906,729
Robert A. Dunn, Jr.	316,000	124,079	440,079
Michael Groos	291,550	149,599	441,149
John J. Keane	264,000	124,079	388,079

(5)	The amounts in this column represent the actuarial increase in the present value of the named executive officers’ benefits under all of our pension plans and earnings on the named executive officers deferred compensation accounts. The actuarial increase was determined using interest rate and mortality rate assumptions consistent with those used in our financial statements and including amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested.

The following table provides further details to the increases by plan during fiscal year 2007:

		Change in Excess	Deferred
	Change in Pension	Pension Plan Value	Compensation Plan
Name	Plan Value ($)	($)	Earnings ($)	Total ($)

Edward P. Campbell	60,314	1,268,297	1,625,485	2,954,096
Peter S. Hellman	24,825	390,522	250,918	666,265
Robert A. Dunn, Jr.	28,509	714,650	247,247	990,406
Michael Groos	185,254	873,275	0	1,058,529
John J. Keane	13,671	154,389	30,271	198,331

We are presenting the increase in deferred compensation plan earnings in this table even though we do not provide guaranteed, above-market or preferential earnings on compensation deferred under our deferred compensation plan for U.S.-based named executive officers. We did not pay or accrue any expense for earnings on Mr. Groos’ deferred compensation since Mr. Groos’ deferred compensation arrangement does not require us to pay earnings on the balance of Mr. Groos’ deferred compensation account.

For more information regarding our deferred compensation plans, see the Non-qualified Deferred Compensation for Fiscal Year 2007 section of this proxy statement. For more information regarding accrued benefits under our defined benefit pension plans, see the Pension Benefits for Fiscal Year 2007 section of this proxy statement.

(6)	The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table for Fiscal Year 2007:

			Company	Dividends	Company
			Contribu-	Related to	Match of	Total Other
		Total	tions to Tax	Share-Based	Charitable	Compen-
		Perquisites (a)	Qualified Plans	Plans (b)	Contributions (c)	sation
Name	Year	$	$	$	$	$

Edward P. Campbell	2007	31,486	6,750	21,840	5,054	65,130
Peter S. Hellman	2007	32,543	6,231	10,325	6,000	55,099
Robert A. Dunn, Jr.	2007	19,143	6,750	4,550	0	30,443
Michael Groos	2007	23,530	0	5,145	0	28,675
John J. Keane	2007	21,698	6,750	4,550	2,615	35,613

(a)	Perquisites for fiscal year 2007:

		Financial		Executive	Car
		Planning	Club Dues	Physicals	Allowance	Total
Name	Year	$	$	$	$	Perquisites

Edward P. Campbell	2007	3,700	11,786	0	16,000	31,486
Peter S. Hellman	2007	6,800	13,743	0	12,000	32,543
Robert A. Dunn, Jr.	2007	5,200	275	1,668	12,000	19,143
Michael Groos	2007	0	0	0	23,530	23,530
John J. Keane	2007	3,500	6,198	0	12,000	21,698

(b)	With respect to restricted stock grants, we recognize compensation expense on a straight-line basis over the requisite service period of the award (or to an employee’s eligible retirement date, if earlier). Dividends paid for restricted stock awards in fiscal year 2007 for the named executive officers were: Mr. Campbell: $21,840; Mr. Hellman: $10,325; Mr. Dunn: $4,550; Mr. Groos: $5,145; and Mr. Keane: $4,550. These amounts are included in the “All Other Compensation” column in the Summary Compensation Table for Fiscal Year 2007.

(c)	Equals our matching contributions under our employee matching gift program during fiscal year 2007. This program allows employees to contribute to qualified charitable organizations and we provide a matching contribution in an equal amount, up to an aggregate maximum amount of $6,000, for each employee during the calendar year.

(7)	Mr. Groos’ compensation is based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Groos into U.S. dollars for purposes of his base salary and cash incentive payout in this table was: €1 = $1.3435. For the long-term incentive compensation component of the “Non-Equity Incentive Plan Compensation” column calculation, we used the Euro — U.S. dollar exchange rate of €1 = $1.4611, which was the exchange rate on the day the Compensation Committee determined the equity-based cash payout for the fiscal year 2005-2007 performance period.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2007

We granted annual performance-based cash awards to the named executive officers under our shareholder-approved 2004 Management Incentive Compensation Plan (referred to in the following table as the “MICP”). We also granted multi-year equity-based incentive awards (referred to in the following table as “LTIP”) to our named executive officers under our shareholder-approved 2004 Long-Term Performance Plan.

Stock Options.  Our Long-Term Performance Plan allows for grants of incentive and non-qualified statutory stock options. Stock option grants must vest over a period of not less than four years, must not have a term that exceeds ten years, and must not have an exercise price lower than the closing price of our common shares on the grant date.

Information with respect to each of these awards on a grant-by-grant basis is set forth in the table. Stock options are granted with an exercise price equal to the fair market value of our common shares on the date of grant. Prior to the adoption of our equity grant policy on August 21, 2007, fair market value was defined under our long term performance plan as the average of the high and low price of our common shares on the date of grant. With the adoption of the equity grant policy, fair market value is now defined as the closing price of our common shares on the date of grant.

Annual Performance-Based Cash Awards.  The Compensation Committee establishes threshold, target, and maximum performance measures at the beginning of a fiscal year. Payouts are determined by actual fiscal year performance against the pre-established measures and individual named executive officer performance.

Multi-Year Equity-Based Performance Awards.  The Compensation Committee may approve long-term incentive awards for executive officers based on three-year cumulative performance measures as selected by the Compensation Committee. If the target measure is achieved, the executive officers receive a payout of

100% of the award. For the fiscal year 2006-2008 performance period and thereafter, awards will be paid in our common shares. The payout will vary based upon the actual three-year performance. However, the three-year performance threshold must be achieved before any payout is made.

Grants of Plan-Based Awards During Fiscal Year 2007 Table

The following table, footnotes, and narrative present the components of the plan-based grants made to our named executive officers during fiscal year 2007.

			Estimated Future Payouts Under Non-equity			Estimated Future Payouts Under Equity
			Incentive Plan Awards(1)			Incentive Plan Awards(2)
									All Other
									Option		Close Price If
									Awards:		Different
									Number of	Exercise or	from Exercise	Grant Date
									Securities	Base Price of	Price of	FV of Stock
									Underlying	Option	Option	and Option
			Threshold	Target	Maximum	Threshold	Target	Maximum	Options(3)	Awards(4)	Awards	Awards(5)
Name	Plan	Grant Date	$	$	$	#	#	#	#	$/sh	$/sh	$

Edward P. Campbell	MICP	Nov 01, 2006	370,000	740,000	1,480,000	—	—	—	—	—	—	—
	LTIP	Nov 22, 2006	—	—	—	11,200	22,400	44,800	—	—	—	1,046,976
	Options	Nov 22, 2006	—	—	—	—	—	—	63,500	48.77	48.54	1,056,640
Peter S. Hellman	MICP	Nov 01, 2006	206,000	412,000	824,000	—	—	—	—	—	—	—
	LTIP	Nov 22, 2006	—	—	—	1,700	3,400	6,800	—	—	—	158,916
	Options	Nov 22, 2006	—	—	—	—	—	—	0	48.77	48.54	0
Robert A. Dunn, Jr.(6)	MICP	Nov 01, 2006	115,205	230,410	460,820	—	—	—	—	—	—	—
	LTIP	Nov 22, 2006	—	—	—	2,050	4,100	8,200	—	—	—	191,634
	LTIP	Feb 20, 2007	—	—	—	750	1,500	3,000	—	—	—	80,655
	Options	Nov 22, 2006	—	—	—	—	—	—	11,500	48.77	48.54	191,360
	Options	Feb 20, 2007	—	—	—	—	—	—	4,500	55.62	56.30	87,885
Michael Groos	MICP	Nov 01, 2006	112,183	224,365	448,730	—	—	—	—	—	—	—
	LTIP	Nov 22, 2006	—	—	—	2,400	4,800	9,600	—	—	—	224,352
	Options	Nov 22, 2006	—	—	—	—	—	—	13,600	48.77	48.54	226,304
John J. Keane	MICP	Nov 01, 2006	101,500	203,000	406,000	—	—	—	—	—	—	—
	LTIP	Nov 22, 2006	—	—	—	2,800	5,600	11,200	—	—	—	261,744
	Options	Nov 22, 2006	—	—	—	—	—	—	16,000	48.77	48.54	266,240

(1)	These columns show the potential payout for our named executive officers under the MICP if the threshold, target or maximum performance measures are satisfied. The measures and potential payouts are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

(2)	These columns show the potential payout for our named executive officers under the LTIP if the threshold, target or maximum performance measures are satisfied. The measures and potential payouts are described in more detail in the Compensation Discussion and Analysis section of this proxy statement. The dollar amount recognized for financial reporting purposes in fiscal year 2007 for these performance awards is included in the “Stock Awards” column of the Summary Compensation Table for Fiscal Year 2007.

(3)	Non-qualified stock options have a term of ten years and become exercisable over a four year period at the rate of 25% per year, beginning one year from the grant date. Each option permits the optionee to (i) pay for the exercise price with previously owned common shares and (ii) satisfy tax-withholding obligations with shares acquired upon exercise. These amounts reflect the aggregate value of the award on the grant date determined in accordance with SFAS No. 123(R).

(4)	Each of the option grants occurred prior to our adoption of the equity grant policy on August 21, 2007.

(5)	Grant date fair value of stock options is calculated using a Black-Scholes option valuation methodology. The assumptions used to calculate the grant date fair value of options granted during fiscal year 2007 to the named executive officers were in accordance with SFAS 123(R), and are as follows:

a.	Expected Volatility: 28.5%

b.	Risk-Free Interest Rate: The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life: 4.57%.

c.	Dividend Yield: 1.63% based on the historical dividend yield.

d.	Expected Life: 8.0 years.

(6)	Upon his promotion to Senior Vice President, Mr. Dunn received an additional long-term incentive award and additional stock options for fiscal year 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

The following table, footnotes and narrative describe types of equity awards granted to our named executive officers under our Long-Term Performance Plan that were outstanding as of the end of fiscal year 2007:

•	Non-Qualified Stock Options (disclosed under the “Option Awards” columns). Consist of annual stock option grants made to our named executive officers. Non-qualified stock options have a term of ten years and become exercisable over a four year period at the rate of 25% per year, beginning one year from the grant date.

•	Restricted Share Awards (disclosed under the “Stock Awards” columns). Consists of restricted share grants made to our named executive officers for fiscal year 2004 and fiscal year 2005. The restrictions on transfer of these common shares expire four years from the date of grant, November 3, 2007 and November 9, 2008, respectively.

•	Fiscal Year 2006-2008 Performance Incentive Awards (disclosed as “LTIP” awards under the “Stock Awards” columns). The fiscal year 2006-2008 performance period began on November 1, 2006 and concludes on October 31, 2008. These awards will be paid out in unrestricted common shares. The ultimate value of the awards will depend on the number of shares earned and the price of our common shares at the time payouts are made.

•	Fiscal Year 2007-2009 Performance Incentive Awards (disclosed as “LTIP” awards under the “Stock Awards” columns). The fiscal year 2007-2009 performance period began on November 1, 2007 and concludes on October 31, 2009. The payout of these awards will be in the form of our unrestricted common shares. The ultimate value of the awards will depend on the number of shares earned and the price of our common shares at the time payouts are made.

Outstanding Equity Awards At Fiscal 2007 Year-End Table

The following table sets forth information with respect to option awards, restricted share awards and performance share awards held by our named executive officers as of October 31, 2007.

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity						Plan
			Incentive					Equity	Awards:
	Number of	Number of	Plan Awards:					Incentive	Market or
	Securities	Securities	Number of				Market	Plan Awards:	Payout
	Underlying	Underlying	Securities			Number of	Value of	Number of	Value of
	Unexer-	Unexer-	Underlying			Shares or	Shares or	Unearned	Unearned
	cised	cised	Unexer-			Units of	Units of	Shares, Units	Shares,
	Options -	Options -	cised,	Option		Stock That	Stock That	or Other	Units or
	Exercis-	Unexercis-	Unearned	Exercise		Have Not	Have Not	Rights Not	Other Rights
	able(1)	able	Options	Price	Option	Vested	Vested (2)	Vested	Not Vested
Name	#	#	#	$/sh	Expiration Date	#	$	#	$

Edward P. Campbell
2006 LTIP(3)	—	—	—	—	—	—	—	52,000	2,782,000
2007 LTIP(3)	—	—	—	—	—	—	—	44,800	2,396,800
Restricted Shares:
3-Nov-03(4)	—	—	—	—	—	18,000	963,000	—	—
9-Nov-04(5)	—	—	—	—	—	13,200	706,200	—	—
Stock Options:
5-Nov-01	192,000	0	—	23.07	5-Nov-2011	—	—	—	—
9-Dec-02	85,000	0	—	27.78	9-Dec-2012	—	—	—	—
3-Nov-03	63,750	21,250	—	27.71	3-Nov-2013	—	—	—	—
9-Nov-04(6)	31,200	31,200	—	37.16	9-Nov-2014	—	—	—	—
14-Nov-05(7)	18,400	55,200	—	38.99	14-Nov-2015	—	—	—	—
22-Nov-06(8)	0	63,500	—	48.77	22-Nov-2016	—	—	—	—

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity						Plan
			Incentive					Equity	Awards:
	Number of	Number of	Plan Awards:					Incentive	Market or
	Securities	Securities	Number of				Market	Plan Awards:	Payout
	Underlying	Underlying	Securities			Number of	Value of	Number of	Value of
	Unexer-	Unexer-	Underlying			Shares or	Shares or	Unearned	Unearned
	cised	cised	Unexer-			Units of	Units of	Shares, Units	Shares,
	Options -	Options -	cised,	Option		Stock That	Stock That	or Other	Units or
	Exercis-	Unexercis-	Unearned	Exercise		Have Not	Have Not	Rights Not	Other Rights
	able(1)	able	Options	Price	Option	Vested	Vested (2)	Vested	Not Vested
Name	#	#	#	$/sh	Expiration Date	#	$	#	$

Peter S. Hellman
2006 LTIP(3)	—	—	—	—	—	—	—	17,333	927,316
2007 LTIP(3)	—	—	—	—	—	—	—	6,800	363,800
Restricted Shares:
3-Nov-03(4)	—	—	—	—	—	8,500	454,750	—	—
9-Nov-04(5)	—	—	—	—	—	6,250	334,375	—	—
Stock Options:
14-Feb-00(9)	27,500	0	—	20.50	14-Feb-2010	—	—	—	—
6-Nov-00	80,000	0	—	28.50	6-Nov-2010	—	—	—	—
5-Nov-01	80,000	0	—	23.07	5-Nov-2011	—	—	—	—
9-Dec-02	36,000	0	—	27.78	9-Dec-2012	—	—	—	—
3-Nov-03	27,000	9,000	—	27.71	3-Nov-2013	—	—	—	—
9-Nov-04(6)	13,225	13,225	—	37.16	9-Nov-2014	—	—	—	—
14-Nov-05(7)	8,500	25,500	—	38.99	14-Nov-2015	—	—	—	—

Robert A. Dunn, Jr.
2006 LTIP(3)	—	—	—	—	—	—	—	9,400	502,900
2007 LTIP#1(3)	—	—	—	—	—	—	—	8,200	438,700
2007 LTIP#2(10)	—	—	—	—	—	—	—	3,000	160,500
Restricted Shares:
3-Nov-03(4)	—	—	—	—	—	3,750	200,625	—	—
9-Nov-04(5)	—	—	—	—	—	2,750	147,125	—	—
Stock Options:
9-Dec-02	13,000	0	—	27.78	9-Dec-2012	—	—	—	—
3-Nov-03	9,750	3,250	—	27.71	3-Nov-2013	—	—	—	—
9-Nov-04(6)	4,775	4,775	—	37.16	9-Nov-2014	—	—	—	—
14-Nov-05(7)	3,350	10,050	—	38.99	14-Nov-2015	—	—	—	—
22-Nov-06(8)	0	11,500	—	48.77	22-Nov-2016	—	—	—	—
20-Feb-07(10)	0	4,500	—	55.62	20-Feb-2017	—	—	—	—

Michael Groos
2006 LTIP(3)	—	—	—	—	—	—	—	11,200	599,200
2007 LTIP(3)	—	—	—	—	—	—	—	9,600	513,600
Restricted Shares:
3-Nov-03(4)	—	—	—	—	—	4,250	227,375	—	—
9-Nov-04(5)	—	—	—	—	—	3,100	165,850	—	—
Stock Options:
3-Nov-03	0	4,000	—	27.71	3-Nov-2013	—	—	—	—
9-Nov-04(6)	5,875	5,875	—	37.16	9-Nov-2014	—	—	—	—
14-Nov-05(7)	4,000	12,000	—	38.99	14-Nov-2015	—	—	—	—
22-Nov-06(8)	0	13,600	—	48.77	22-Nov-2016	—	—	—	—

John J. Keane
2006 LTIP(3)	—	—	—	—	—	—	—	13,000	695,500
2007 LTIP(3)	—	—	—	—	—	—	—	11,200	599,200
Restricted Shares:
3-Nov-03(4)	—	—	—	—	—	3,750	200,625	—	—
9-Nov-04(5)	—	—	—	—	—	2,750	147,125	—	—
Stock Options:
4-Nov-02(11)	0	960	—	26.27	4-Nov-2012	—	—	—	—
3-Nov-03	9,750	3,250	—	27.71	3-Nov-2013	—	—	—	—
9-Nov-04(6)	4,775	4,775	—	37.16	9-Nov-2014	—	—	—	—
14-Nov-05(7)	4,500	13,500	—	38.99	14-Nov-2015	—	—	—	—
22-Nov-06(8)	0	16,000	—	48.77	22-Nov-2016	—	—	—	—

(1)	Represents vested stock options granted to our named executive officers for fiscal years 2000-2006. As of October 31, 2007, none of the options granted to any of our named executive officers during fiscal year 2007 had vested.

(2)	Based on the closing price of our common shares on October 31, 2007 ($53.50 per share).

(3)	These performance shares were granted in November 14, 2005 and November 22, 2006, respectively, and are earned upon achievement of performance goals over the fiscal year 2006-2008 and 2007-2009 performance periods. The award granted on November 22, 2006 is reported in the Grants of Plan-Based Awards During Fiscal Year 2007 table.

(4)	Consist of restricted shares from the November 3, 2003 grant. These shares vested on November 3, 2007.

(5)	Consist of restricted shares from the November 9, 2004 grant. These shares vest on November 9, 2008.

(6)	The options are exercisable in four equal annual installments (25% of grant per year), commencing November 9, 2005.

(7)	The options are exercisable in four equal annual installments (25% of grant per year), commencing November 14, 2006.

(8)	The options are exercisable in four equal annual installments (25% of grant per year), commencing November 22, 2007.

(9)	Consist of stock options granted February 14, 2000, the date Mr. Hellman commenced employment with us.

(10)	Consist of an additional long-term incentive award for the fiscal year 2007-2009 performance period and stock options granted February 20, 2007, the date Mr. Dunn was promoted to Senior Vice President. The payout on the additional long-term incentive award will be determined using the 32-month portion remaining in the 36-month fiscal year 2007-2009 performance period. The options will become exercisable in four equal annual installments (25% of grant per year), commencing February 20, 2008.

(11)	Consist of stock options granted November 4, 2002 under the Key Employee Stock Option Program. Under this program, the Compensation Committee may grant stock options to key employees other than executive officers. Mr. Keane was not an executive officer on the date of grant of these options. The options became exercisable in five equal annual installments (20% of grant per year), commencing November 4, 2003.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2007

The following table sets forth information with respect to the stock options exercised by our named executive officers during fiscal year 2007:

	Option Awards
	Acquired on	Value Realized on
	Exercise	Exercise
Name	#	(1) $

Edward P. Campbell	192,000	4,273,920
Peter S. Hellman	10,000	324,900
Robert A. Dunn, Jr.	54,000	1,481,557
Michael Groos	12,000	248,427
John J. Keane	7,880	205,011

(1)	The Value Realized on Exercise is the difference between the market price of our common shares on date of exercise and the exercise price of the option.

None of our named executive officers had restricted shares vest during fiscal year 2007.

PENSION BENEFITS FOR FISCAL YEAR 2007

The following table and narrative set forth the actuarial present value of, and other information about the benefits accumulated by each of our named executive officers for fiscal year 2007.

		Number of
		Years	Present Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	#	(1) $	$

Edward P. Campbell	Salaried Employees Pension Plan	19.5	654,742	0
	Excess Defined Benefit Pension Plan (2),(3)	30.5	11,241,281	0
Peter S. Hellman	Salaried Employees Pension Plan	7.8	153,306	0
	Excess Defined Benefit Pension Plan	7.8	1,114,460	0
Robert A. Dunn, Jr.	Salaried Employees Pension Plan	36.0	689,952	0
	Excess Defined Benefit Pension Plan	36.0	2,381,301	0
Michael Groos	Statutory Pension Plan	28.3	2,294,519	0
	Supplemental Pension Arrangement (4)	—	873,275	0
John J. Keane	Salaried Employees Pension Plan	15.0	159,894	0
	Excess Defined Benefit Pension Plan	15.0	268,754	0

(1)	The actuarial assumptions used to determine the present value of the accumulated benefit at October 31, 2007 are:

•	measurement date of October 31;

•	retirement at age 65;

•	discount rate of 6.25%;

•	rate of compensation increases are 4.30% for the qualified pension plan and 3.94% for the non-qualified excess defined benefit plans; and the RP 2000 Mortality Table for both males and females (post-retirement only).

(2)	Under the arrangement described in the Compensation Discussion and Analysis section of this proxy statement under the caption “Excess Defined Benefit Pension Plan,” Mr. Campbell is credited with 30 years of service as of October 31, 2007.

(3)	Of the present value of accumulated benefit amount, $4,634,576 represents the benefit to Mr. Campbell of the agreement to provide him a supplemental benefit discussed in the Compensation Discussion and Analysis section of this proxy statement under the caption “Excess Defined Benefit Pension Plan.”

(4)	The payout to Mr. Groos under the supplemental pension plan arrangement that he has with Nordson Deutschland GmbH is not calculated on the basis of years of service credit. Specifics of the arrangement are discussed below and in the Compensation Discussion and Analysis section of this proxy statement under the caption “Excess Defined Benefit Pension Plan.”

We sponsor the Nordson Corporation Salaried Employees Pension Plan, a qualified defined benefit pension plan for our U.S.-based salaried employees, including our U.S.-based named executive officers. Benefits under the pension plan are based on a “final average pay,” which means the monthly average of the highest aggregate compensation (base salary and annual incentive cash payment) for 60 months of the 120 most recent consecutive months prior to retirement.

Normal retirement age under the pension plan is age 65. Employees who retire on or after age 55 may begin receiving their benefit immediately with a 6% reduction in the benefit for every year prior to age 65 that the benefit begins. Employees become 100% vested in their benefit at the earlier of age 55, or after five years of service.

If the employee dies prior to receiving the vested benefit, the surviving spouse, if any, will receive a 50% survivor annuity for the rest of the surviving spouse’s life. Benefits under the pension plan become payable on the first of the month following retirement, normally at age 65, absent any election by a participant to commence the payment of benefits at a different time. Benefits are payable in one of the following ways:

•	Life Only Annuity. If a participant is not married or has been married less than 12 months when payments begin and does not elect an optional payment method, he or she will receive the full amount of his or her benefit in equal monthly installments for the rest of his or her life. Payments begin on the first of the month following the retirement date. After death, no additional payments are made.

•	50% Joint & Survivor Annuity. If a participant is married for at least 12 months when payments begin, he or she will receive his or her benefit as a 50% Joint & Survivor Annuity, absent election of (and spousal consent for) an optional payment form. Under this option, a participant will receive a reduced monthly benefit during his or her lifetime. After the participant’s death, his or her spouse receives a benefit equal to 50% of the monthly benefit the participant was receiving. If the spouse dies before the participant, but after the participant begins receiving payments, the participant will continue to receive the same benefit amount during his or her lifetime and no additional payments are made after death.

•	100% (or 75%) Joint & Survivor Annuity. A participant will receive a reduced lifetime benefit under this option. The participant names a beneficiary and chooses the percentage of his or her benefit to continue to that individual after the participant’s death. After death, the beneficiary receives the percentage of benefit elected (100% or 75%) for the remainder of his or her life. The participant’s age at the date the benefit commences, the beneficiary’s age and the percentage elected to continue after death affect the amount of the benefit received during the participant’s lifetime.

•	10 Year Certain Annuity. A participant will receive a reduced lifetime benefit in equal monthly installments with payments guaranteed for at least ten years under this option. Payments continue for the rest of the participant’s life even if he or she lives longer than the period of time elected. However, if the participant receives less than 120 payments before death, the same monthly benefit continues to the beneficiary until the combined total number of installment payments are made.

•	Level Income Option. This option allows a participant to receive an increased monthly payment from the pension plan initially if a participant retires early and begins receiving payments from the pension plan before he or she is eligible for social security benefits. After social security benefits begin, the monthly payment from the pension plan is reduced. This option does not provide any survivor benefit and, therefore, no benefit is payable after death.

Mr. Groos is a participant in the Alter Pensionplan, the defined benefit pension plan sponsored by Nordson Deutschland GmbH. The benefit is 0.5% of base salary under the German social security contribution ceiling (€ 63,000 for fiscal year 2007) and 1.5% of base salary above the ceiling. There is a reduction if benefits are received prior to normal retirement age (age 65). This plan was closed to new participants since fiscal year 2005.

Excess Defined Benefit Pension Plan

We also provide an excess pension benefit for our U.S.-based named executive officers through the Nordson Corporation Excess Defined Benefit Pension Plan, which is a non-qualified excess pension plan.

The excess pension plan is designed to work in conjunction with our qualified pension plan. The pension benefit outlined above for our qualified pension plan is calculated as if there were no compensation limits under the Internal Revenue Code. Then, the maximum benefit allowable is paid out under our qualified pension plan and the balance is paid out under the excess pension plan.

In addition to the benefit payout alternatives listed above, under the excess pension plan, our named executive officers may elect their benefit to be paid in a lump sum following termination of employment.

Benefits under the excess pension plan are unsecured and are payable from our general assets. Payments will be delayed if and to the extent payment within six months of the termination of employment will result in the imposition of additional taxes on the named executive officer pursuant to Section 409A of the Internal Revenue Code. Payments delayed due to Section 409A rules will accrue interest during the deferral period at the 10-year Treasury bill rate in effect on the first business day of the excess pension plan year in which the delayed payment period commences.

We have agreed to provide Mr. Campbell with a supplemental pension benefit under the excess plan in order to restore some of the benefit he would have received if he had remained with his former employer. Mr. Campbell is a participant in the qualified pension plan, but his benefit will be modified to recognize his prior service with his former employer. His “average annual compensation” under the excess plan will be determined as the average of his compensation during his 36 consecutive highest paid months (instead of 60), and he will be eligible for the full pension benefit at age 60. He may retire prior to age 60 commencing at age 55, but his benefit will be reduced 5% per year for retirement before age 60. His benefit will also be reduced by the amount of any pension benefit payment he receives from the pension plan of his former employer. Mr. Campbell had eleven years of employment with his former employer.

For the purpose of retaining Mr. Groos’ services as the senior manager for our European operations, we agreed to provide Mr. Groos’ with a supplemental pension arrangement with Nordson Deutschland GmbH. This arrangement permits Mr. Groos to accelerate his age 65 retirement under the Alter Pensionplan described above by one-half year for each year Mr. Groos remains employed with Nordson Deutschland GmbH after reaching age 50.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2007

The following table sets forth the contributions, earnings, withdrawals or distributions and aggregate balances for the named executive officers participating in our deferred compensation plans for fiscal year 2007.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	With-	Balance at
		in Last	in Last	Last Fiscal	drawals /	Last Fiscal
		Fiscal Year(1)	Fiscal Year	Year	Distributions	Year End
Name	Plan Name	($)	($)	($)	($)	($)

Edward P. Campbell	Deferred Compensation Plan	0	0	964,615	0	7,235,456
	2005 Deferred Compensation Plan	3,073,664	56,374	660,870	0	6,482,387
Peter S. Hellman	Deferred Compensation Plan	0	0	117,249	0	3,028,593
	2005 Deferred Compensation Plan	2,030,798	31,484	133,669	0	3,804,495
Robert A. Dunn, Jr.	Deferred Compensation Plan	0	0	136,497	0	1,297,290
	2005 Deferred Compensation Plan	745,886	15,122	110,750	0	1,434,152
Michael Groos	Nordson Deutschland Deferred Compensation Arrangement (2)	873,275	0	0	0	873,275
John J. Keane	Deferred Compensation Plan	0	0	0	0	0
	2005 Deferred Compensation Plan	269,542	10,094	30,271	0	350,957

(1)	This column includes amounts of base salary each named executive officer deferred in fiscal year 2007: Mr. Campbell — $14,163; Mr. Hellman — $103,865; Mr. Dunn — $18,265; Mr. Groos — $0; and Mr. Keane — $21,722. These amounts deferred are included in the “Salary” column of the Summary Compensation Table for Fiscal Year 2007 and also noted in footnote number 1 to that table.

(2)	The conversion rate used for purposes of converting Euros contributed by Mr. Groos to his deferred compensation arrangement account to U.S. dollars was: €1 = $1.3435.

Deferred Compensation Plans

Under the 2005 Deferred Compensation Plan, our named executive officers may elect to defer up to 100% of their base pay, annual cash incentive and long-term incentive payout each year. A named executive officer may elect to invest in a number of investment accounts designated by the Compensation Committee including an account comprised of units of our common shares. The cash investment accounts mirror the investment funds and investment returns provided under the qualified defined contribution 401(k) plan, although the plans are not linked. A named executive officer may elect to transfer investment funds each 30 days, the same as under the 401(k) plan.

The number of units credited to the share unit account is based on the closing price of our common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on our common shares.

A named executive officer can elect to receive payment in the form of a single lump sum payment or periodic payments over a period of 5, 10 or 15 years. At least 12 months prior to a distribution, a named executive officer may make an election to change the payment date or form of payment, provided that the distribution occurs at least five years after the original date of distribution.

The Compensation Committee may accelerate the distribution of part or all of one or more of a participant’s accounts for reasons of a severe financial hardship that cannot be met using other financial resources. If a participant dies, payment will be made to the participant’s beneficiary. For all distributions, cash will be paid with respect to the cash accounts and our common shares will be issued equal to the number of share units in the participant’s share unit account.

Deferrals to the Deferred Compensation Plan, the predecessor plan to the 2005 Deferred Compensation Plan, were not permitted after December 31, 2004. In order to permit deferrals and payouts that complied with Section 409A of the Internal Revenue Code, we adopted the 2005 Deferred Compensation Plan effective for deferrals by the named executive officers after January 1, 2005.

The investment options under the Deferred Compensation Plan and the 2005 Deferred Compensation Plan are identical. During fiscal year 2007, there were seven investment funds that a named executive officer could choose with annual rates of return for the year ended October 31, 2007 ranging from 4.00% to 33.52%.

Investment Funds	Return %

Investment Contract	4.00%
Money Market	4.95%
Large Cap Value	12.72%
Large Cap Blend	14.35%
Large Cap Growth	22.09%
International Equity Index	33.52%
Nordson Stock (includes dividends)	17.845%

Mr. Groos’ Deferred Compensation Plan

Nordson Deutschland GmbH has a deferred compensation arrangement with Mr. Groos. Under the terms of the arrangement, which was effective October 1, 1998, Mr. Groos is permitted annually to renounce (refuse to receive) all or a portion of the payouts under the annual incentive compensation plan and long-term incentive compensation plan prior to the payouts being made. The renounced amount is applied to the purchase of a life insurance policy. The face value of the policy is equal to the amount renounced by Mr. Groos. Nordson Deutschland GmbH is the named insured of this policy. Coincidental with the procurement of the insurance policy, Nordson Deutschland GmbH issues a contractual commitment (in other words, a lien) in favor of Mr. Groos for the proceeds of the insurance policy. The proceeds of the insurance policy will be distributed to Mr. Groos upon his retirement or his estate in the event of his death prior to retirement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following narrative describes payments to each named executive officer or his or her beneficiaries that would be triggered by the occurrence of a loss of employment in each of the following situations: death, disability, retirement, involuntary termination for cause or voluntary termination, termination without cause, and termination in connection with a change-in-control.

In determining the amounts reflected in the following tables, we used the following general assumptions and principles:

•	each of the triggering events occurred on October 31, 2007 (including the change-in-control and the qualifying termination following a change-in-control);

•	no amounts for base salaries, annual cash incentives or the fiscal year 2005-2007 long-term performance plan payouts are included in the following tables because the amounts are already earned and are not affected or enhanced by any of the triggering events;

•	amounts were calculated based on each named executive officer’s age, compensation and years of service as of October 31, 2007;

•	the value of our common shares on October 31, 2007 was $53.50 per share;

•	no amounts were included for account balances in the qualified defined contributions 401(k) plan because this plan is available to all U.S.-based salaried employees who have worked the minimum amount of hours required to receive this benefit; and

•	no amounts were included for account balances under the deferred compensation plans because these amounts, which are reported under the “Aggregate Balance at Last Fiscal Year End” column in the Non-qualified Deferred Compensation for Fiscal Year 2007 table of this proxy statement, would not be enhanced in connection with any triggering event.

Payments Made Upon All Terminations

A named executive officer will receive the following regardless of the manner in which the named executive officer’s employment terminates:

•	base salary earned but not yet paid as of the date of termination;

•	annual cash incentive payout earned but not yet paid as of the date of termination; and

•	long term incentive payouts for the most recently completed three-year performance period not yet paid as of the date of termination.

Payouts of account balances of the defined benefit pension plan, the excess pension plan, deferred compensation plans and the 401(k) plan will be made under the payout provisions of those plans.

Payments Upon Death

Upon loss of employment due to the death of a named executive officer, in addition to the payments described above, the estate of a named executive officer will receive the following:

•	accelerated vesting of the unvested portion of the named executive officer’s deferrals under the deferred compensation plans; and

•	pro-rated payouts for the fiscal year 2006-2008 and fiscal year 2007-2009 long-term incentive plan performance periods (for purposes of determining the payouts for the table, we have assumed performance at target).

Payments Upon Long-Term Disability

Upon incurring a long-term disability resulting in a loss of employment with us, our U.S.-based named executive officers will receive all the payments described above in the “Payments Made Upon All Terminations” and the following:

•	monthly benefits under the long-term disability plan; and

•	24 months of health care coverage based on the applicable COBRA rates for the named executive officer.

The disability benefit payable under the long-term disability plan is funded through a group life insurance policy. Any amounts due to a named executive officer above the maximum annual disability payment provided by the long-term disability policy ($25,000 per month) would be paid from our general assets.

Mr. Groos receives a long-term disability benefit under the pension plan sponsored by Nordson Deutschland GmbH.

Payments Upon Retirement

Upon a loss of employment due to retirement, our named executive officers will receive the payments described above under “Payments Made Upon All Terminations” and pro-rated payouts for the fiscal year 2006-2008 and fiscal year 2007-2009 long-term incentive plan performance periods (for purposes of determining the payouts for the table, we have assumed performance at target).

Payments Upon Involuntary Termination for Cause or Voluntary Termination

Upon an involuntary termination for cause or a voluntary termination, the named executive officer receives the payments described above under “Payments Made Upon All Terminations.” No additional or enhanced payments would be made to a named executive officer.

On December 12, 2007, the Compensation Committee of the Board of Directors clarified the assurance made to Mr. Campbell upon his election as Chief Executive Officer by providing that the payment of two times base salary and annual cash incentive applies only in the instance of an involuntary termination other than for cause. “Cause” is defined as committing an act of fraud, embezzlement, theft or other similar criminal act constituting a felony and involving our business.

Payments Upon Involuntary Termination Without Cause

Upon a termination without cause of a named executive officer, the named executive officer will receive the payments described above under “Payments Made Upon All Terminations.” We have no legal obligation to provide severance payments or benefits to a named executive officer, other than with respect to Mr. Campbell and in the event of an involuntary termination without cause or termination for good reason following a change-in-control. If any negotiated severance arrangement were entered into between us and a named executive officer, we would require the named executive officer to sign a general release and waiver of claims against us and would typically require compliance with confidentiality and non-compete restrictions. Any agreed-upon severance payment will generally be made in equal installments over regular payroll periods subject to delay in the commencement of payments required by Section 409A of the Internal Revenue Code.

Payments in Connection with a Change-in-Control

A change-in-control occurs if and when:

•	subject to certain exceptions, any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities representing 25% or more of the combined voting power of our then outstanding securities eligible to vote for the election of the board of directors;

•	during any period of 24 consecutive months, individuals who at the beginning of such 24-month period were our directors, which we refer to as the incumbent board, cease to constitute at least a majority of the board of directors, unless the election, or nomination for election, of any person becoming a director subsequent to the beginning of such 24-month period was approved by a vote of at least two-thirds of the incumbent board;

•	our shareholders approve a plan of complete liquidation or dissolution;

•	all or substantially all of our assets are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or

•	we are merged with another corporation and, as a result, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of our securities immediately prior to such merger or consolidation.

A change-in-control has the following effects under our various executive compensation plans:

•	any outstanding unvested stock options held by a named executive officer vest and become exercisable immediately upon a change-in-control; and

•	any outstanding unvested shares of restricted stock issued vest immediately in the event of a change-in-control.

In determining the amounts payable upon a change-in-control and termination following a change-in-control reported in the following tables, we used the following assumptions or principles:

•	benefits were calculated based on the closing price of our common shares, on October 31, 2007 — $53.50 per share;

•	accelerated stock options were valued at an amount per share equal to the difference between $53.50 and the grant price per share for each of the accelerated stock options;

•	accelerated restricted shares were valued at $53.50 per share;

•	to calculate the value of the long-term incentive plan payouts, performance payout of 100% of the target award was assumed at $53.50 per share; and

•	lump sum present values for the excess pension plan assume a 4.79% discount rate.

Payments Upon a Qualifying Termination Following a Change-in-Control

Each of the change-in-control agreements discussed in the Compensation Discussion and Analysis section of this proxy statement under the heading “Severance and Other Benefits Upon Termination of Employment” requires two triggering events before any severance payments are made to the named executive officers:

•	change-in-control (as defined above); and

•	subsequent termination of the employment of the named executive officer.

Each change-in-control agreement provides that, if the employment of the named executive officer is terminated during the two years following a change-in-control by us without “cause” (as defined in the change-in-control agreements) or by the named executive officer for “good reason” (as described below), the named executive officer shall be entitled to acceleration of any unvested equity awards described above under “Payments in Connection with a Change-in-Control” and the following:

•	severance pay of up to two times the named executive officer’s annual base salary and annual cash incentive compensation;

•	cash payment equal to the Black-Sholes value of up to two years of stock option grants;

•	continuation of welfare benefits (e.g., medical, life insurance, disability coverage) for up to two years;

•	car allowance for up to two years;

•	up to two years of country, professional and travel club expense reimbursement; and

•	if applicable, a “gross up” payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code on such severance payments.

In addition, each named executive officer would receive five additional years of age and two additional years of service credit under the defined benefit pension plan and excess defined benefit pension plan.

“Good reason” for termination of employment by the named executive officer includes, without limitation, a reduction in duties, compensation, or benefits, relocation, or termination of employment by the executive for any or no reason during the 180-day period beginning on the 91st day after the change-in-control.

Potential Payments Upon Termination Or Change-In-Control Tables

The following tables present additional or enhanced payments to each named executive officer in the event of a change-of-control or a termination of employment due to death, long-term disability, retirement, involuntary termination without cause or following a change-in-control. The effective date of termination is October 31, 2007, the last business day of fiscal year 2007.

Not included in the tables are payments each named executive officer earned or accrued prior to termination, such as the balances under the deferred compensation plans, accrued retirement benefits, previously vested options and restricted shares. For information about these previously earned and accrued amounts, see the following tables located elsewhere in this proxy statement:

•	Summary Compensation Table for Fiscal Year 2007;

•	Outstanding Equity Awards at Fiscal 2007 Year-End table;

•	Option Exercises and Stock Vested During Fiscal Year 2007 table;

•	Pension Benefits for Fiscal Year 2007 table; and

•	Non-qualified Deferred Compensation For Fiscal Year 2007 table.

						Qualifying
						Termination
				Involuntary		Following
		Long-Term		Termination	Change-in-	Change-in-
	Death	Disability	Retirement	(without Cause)	Control	Control
	($)	($)	($)	($)	($)	($)

Edward P. Campbell
Base Salary	—	—	—	1,480,000	—	1,480,000
Annual Incentive Cash Compensation	—	—	—	2,200,000	—	2,200,000
Stock Options	—	—	—	—	2,159,153	2,113,280
Restricted Shares	—	—	—	—	1,669,200	—
Long-Term Performance Plan Awards FY 2006-2008 & FY 2007-2009	2,052,154	2,052,154	2,052,154	—	2,052,154	4,562,480
Excess Defined Pension Benefit	—	—	—	—	—	1,737,272
Health Care Benefits	—	—	—	—	—	8,920
Outplacement Services	—	—	—	—	—	10,000
Perquisites	—	—	—	—	—	55,572
Excise and Related Income Tax Gross Up	—	—	—	—	—	6,497,292

Total	2,052,154	2,052,154	2,052,154	3,680,000	5,880,507	18,664,816

Peter S. Hellman
Base Salary	—	—	—	—	—	1,030,000
Annual Incentive Cash Compensation	—	—	—	—	—	1,188,000
Stock Options	—	—	—	—	818,212	843,200
Restricted Shares	—	—	—	—	789,125	—
Long-Term Performance Plan Awards FY 2006-2008 & FY 2007-2009	943,847	943,847	943,847	—	943,847	1,520,791
Excess Defined Pension Benefit	—	—	—	—	—	1,287,217
Health Care Benefits	—	—	—	—	—	20,358
Outplacement Services	—	—	—	—	—	10,000
Perquisites	—	—	—	—	—	51,486
Excise and Related Income Tax Gross Up	—	—	—	—	—	1,429,682

Total	943,847	943,847	943,847	—	2,551,184	7,380,734

						Qualifying
						Termination
				Involuntary		Following
		Long-Term		Termination	Change-in-	Change-in-
	Death	Disability	Retirement	(without Cause)	Control	Control
	($)	($)	($)	($)	($)	($)

Robert A. Dunn, Jr.
Base Salary	—	—	—	—	—	658,314
Annual Incentive Cash Compensation	—	—	—	—	—	632,000
Stock Options	—	—	—	—	362,062	558,490
Restricted Shares	—	—	—	—	347,750	—
Long-Term Performance Plan Awards FY 2006-2008 & FY 2007-2009	399,699	399,699	399,699	—	399,699	824,756
Excess Defined Pension Benefit	—	—	—	—	—	1,403,048
Health Care Benefits	—	—	—	—	—	28,648
Outplacement Services	—	—	—	—	—	10,000
Perquisites	—	—	—	—	—	24,550
Excise and Related Income Tax Gross Up	—	—	—	—	—	—

Total	399,699	399,699	399,699	—	1,109,511	4,139,806

Michael Groos
Base Salary	—	—	—	—	—	897,458
Annual Incentive Cash Compensation	—	—	—	—	—	583,080
Stock Options	—	—	—	—	437,606	452,608
Restricted Shares	—	—	—	—	393,225	—
Long-Term Performance Plan Awards FY 2006-2008 & FY 2007-2009	441,429	441,429	441,429	—	441,429	982,688
Excess Defined Pension Benefit	—	—	—	—	—	396,104
Health Care Benefits	—	—	—	—	—	—
Outplacement Services	—	—	—	—	—	10,000
Perquisites	—	—	—	—	—	47,060
Excise and Related Income Tax Gross Up	—	—	—	—	—	—

Total	441,429	441,429	441,429	—	1,272,260	3,368,998

						Qualifying
						Termination
				Involuntary		Following
		Long-Term		Termination	Change-in-	Change-in-
	Death	Disability	Retirement	(without Cause)	Control	Control
	($)	($)	($)	($)	($)	($)

John J. Keane
Base Salary	—	—	—	—	—	580,000
Annual Incentive Cash Compensation	—	—	—	—	—	528,000
Stock Options	—	—	—	—	459,547	532,480
Restricted Stock	—	—	—	—	347,750	—
Long-Term Performance Plan Awards FY 2006-2008 & FY 2007-2009	513,066	513,066	513,066	—	513,066	1,140,620
Excess Defined Pension Benefit	—	—	—	—	—	369,663
Health Care Benefits	—	—	—	—	—	12,647
Outplacement Services	—	—	—	—	—	10,000
Perquisites	—	—	—	—	—	36,396
Excise and Related Income Tax Gross Up	—	—	—	—	505,212	918,793

Total	513,066	513,066	513,066	—	1,825,575	4,128,599

PROPOSAL NO. 2

APPROVAL OF AMENDMENTS TO THE NORDSON CORPORATION
2004 LONG-TERM PERFORMANCE PLAN

At the 2008 Annual Meeting, our shareholders will be asked to approve amendments to the Nordson Corporation 2004 Long-Term Performance Plan (the “Plan”). The Plan was last approved by our shareholders at the 2004 Annual Meeting.

Background

Section 162(m) of the Internal Revenue Code generally prevents a publicly held corporation from claiming federal income tax deductions for compensation in excess of $1 million paid to certain of its senior executives. Compensation is exempt from this limitation, however, if it qualifies as “performance-based compensation.”

The Plan currently does not satisfy the requirements of the performance-based compensation exception to Section 162(m). In order for awards under the Plan to qualify for the performance-based compensation exception, the Plan must be amended to include a description of the business criteria on which the Plan’s performance objectives are based and the maximum amount that may be paid to any individual during any specified period of time. Moreover, our shareholders must approve the material terms of the Plan.

The Board of Directors has determined that it is advisable to amend the Plan to comply with the performance-based compensation exception to Section 162(m). At the same time, we have reduced the number of shares authorized for delivery under the Plan to better reflect our current equity grant practices and made changes to comply with new regulations issued under Section 409A of the Internal Revenue Code. We are also removing the “re-load” feature, which allowed the share reserve to increase for shares that were available, but not used, in prior fiscal years. Importantly, the amendments decrease the number of shares authorized for delivery under the Plan and correspondingly reduce the potential dilution to our shareholders.

The amendments, along with the material terms of the Plan, are summarized below. Our shareholders are asked to approve the amendments to the Plan to qualify certain compensation under the Plan as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.

The favorable vote of the holders of a majority of the common shares present in person or by proxy at the Annual Meeting is required to approve the Plan, as amended. The Board of Directors recommends that shareholders vote “For” Proposal No. 2.

Summary of the Plan

The following summary is a brief description of the material features of the Plan, as amended, and is qualified in its entirety by reference to the terms of the Plan. Shareholders may obtain a copy of the Plan upon written request to the Secretary of Nordson.

Objective.  The objective of the Plan is to foster and promote the long-term growth and performance of the company by enhancing our ability to attract and retain qualified employees and directors and by motivating employees and directors through stock ownership and performance-based incentives.

Eligibility.  All key employees of Nordson and its subsidiaries and all directors of Nordson are eligible to participate in the Plan as selected by the Compensation Committee of our Board of Directors (the “Committee”) in its discretion. Accordingly, approximately one hundred fifty-five (155) key employees and 10 directors may be eligible for awards under the Plan.

Administration of the Plan; Authority of Committee.  The Plan will be administered by the Committee (or sub-committee). The Committee has authority to: select the participants who will receive awards, grant awards, determine the terms, conditions, and restrictions applicable to the awards, determine how the exercise price is paid, modify or replace outstanding awards within the limits of the Plan, accelerate the date on which awards become exercisable, waive the restrictions and conditions applicable to awards, and establish rules governing the Plan, including special rules applicable to awards made to employees who are foreign nationals or are employed outside the United States. The Plan does not generally establish limits on the exercise price of awards, earn-out or vesting periods, or termination provisions in the event of termination of employment. Instead, the Committee is given the broad authority to establish these terms in order best to achieve the purpose of the Plan. The Committee will be constituted in a manner consistent with the “Non-Employee Director” standard set forth in Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The amendment to the Plan clarifies that awards granted under the Plan must be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code.

Types of Awards.  The Plan provides for the grant of stock options (incentive stock options or “non-qualified” stock options), restricted stock, stock appreciation rights, stock purchase rights, stock equivalent units, cash awards, and other stock or performance-based incentives. These awards are payable in cash or common shares, or any combination thereof, as established by the Committee. The Plan also provides for the maintenance of an employee stock purchase program.

Number of Common Shares.  The Plan provides for the grant of not more than 2.5% of the number of common shares outstanding as of the first day of the fiscal year. The maximum number of common shares that may be issued upon exercise of incentive stock options is 1,000,000. Common shares issued under the Plan may be either newly issued shares or treasury shares. Common shares subject to an award that is forfeited, terminated, or canceled without having been exercised (other than shares subject to a stock option that is canceled upon the exercise of a related stock appreciation right) are generally available for grant under the Plan, without reducing the number of common shares available in any fiscal year for grant of awards under the Plan. In the event of a recapitalization, stock dividend, stock split, distribution to shareholders (other than normal cash dividends), or similar transaction, the Committee will adjust the number and class of shares that may be issued under the Plan (including the number of shares that may be subject to awards granted to a participant in any fiscal year) and the number and class of shares, and the exercise price, applicable to outstanding awards.

The amendments to the Plan remove the “re-load” feature, which allowed the share reserve to increase for shares that were available, but not used, in prior fiscal years. Moreover, in order to comply with the exemption from Section 162(m) of the Internal Revenue Code relating to performance-based compensation, the amendment to the Plan imposes the following additional sub-limits:

•	No participant may be granted stock options and stock appreciation rights, in the aggregate, for more than 250,000 shares during any fiscal year.

•	No participant may be granted restricted shares specifying performance objectives (described below), in the aggregate, for more than 75,000 shares during any fiscal year.

•	Each participant that receives, in any one fiscal year, an award of stock equivalent units, cash awards, performance share units payable in shares or other similar awards specifying performance objectives to be performed during any fiscal year or years (the “Performance Period”) will be eligible to receive a maximum aggregate payout as of their date of payment with a value equal to 1.0% of our operating cash flow during the Performance Period, but in no event shall such payout have a value greater than $4,000,000. The term operating cash flow means operating income plus depreciation, amortization and other non-cash charges such as write-downs to the acquired or carrying value of assets and charges for the impairment of goodwill and other intangible assets during such Performance Period, as reported in our financial statements, adjusted to eliminate the effects of expenses for restructuring or productivity initiatives and any expenses or write-offs in connection with acquisitions or divestitures. The actual payout is determined by the Committee, which retains the discretionary authority to reduce or eliminate (but not to increase) an award payout based on its consideration of, among other things, performance against designated performance goals for the Performance Period, including return on net assets, return on capital employed, economic value added, sales, revenue, earnings per share, operating income, net income, earnings before interest and taxes, return on equity, total shareholder return, market valuation, cash flow, completion of acquisitions, product and market development, inventory management, working capital management and customer satisfaction. Any of the foregoing criteria may apply to a participant’s award opportunity for any Performance Period in its entirety or to any designated portion of the award opportunity, as the Committee may specify.

Grant of Awards.  Awards may be granted singularly or in combination or tandem with other awards. Awards may also be granted in replacement of other awards granted by the company. If a participant pays all or part of the exercise price or taxes associated with an award by the transfer of common shares or the surrender of all or part of an award (including the award being exercised), the Committee may, in its discretion, grant a new award to replace the common shares or award that were transferred or surrendered. The Committee may also assume awards granted by an organization acquired by us or may grant awards in replacement of any such awards.

Payment of Exercise Price.  The exercise price of a stock option (other than an incentive stock option), stock purchase right, and any other stock award for which the Committee has established an exercise price may be paid in cash, by the transfer of common shares, by the surrender of all or part of an award (including the award being exercised), or by a combination of these methods, as and to the extent permitted by the Committee. The exercise price of an incentive stock option may be paid in cash, by the transfer of common shares, or by a combination of these methods, as and to the extent permitted by the Committee at the time of grant, but may not be paid by the surrender of an award. The amendment to the Plan provides that exercise price of stock options and stock appreciation rights may not be less than the fair market value of the underling shares on the date of grant (which date will not be earlier than the date on which the Committee takes action to approve the award). The fair market value of our common shares as reported on the NASDAQ Global Select Market system on January 8, 2008 was $50.90 per share.

Performance Objectives.  The amendment to the Plan provides that, when so determined by the Committee, awards of restricted shares may specify performance objectives that, if achieved, will result in termination or early termination of the restrictions applicable to those awards. Each grant may specify in respect of such performance objectives a minimum acceptable level of achievement and may set forth a formula for determining the amount of or number of awards that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified performance objectives.

Performance objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of an affiliate, segment, division, department, region or function within the company or affiliate in which the participant is employed. The performance objectives may be made relative to the performance of other corporations. Performance objectives applicable to any award to a participant who is, or is determined by the Committee likely to become, a “covered employee” within the meaning of Section 162(m)(3) of the Internal Revenue Code (and that is intended to qualify for the performance-based compensation exception to Section 162(m)) will be limited to specified levels of or growth in one or more of the following criteria: return on net assets, return on capital employed, economic value added, sales, revenue, earnings per share, operating income, net income, earnings before interest and taxes, return on equity, total shareholder return, market valuation, cash flow, completion of acquisitions, product and market development, inventory management, working capital management and customer satisfaction. The foregoing business criteria may be clarified by reasonable definitions adopted from time to time by the Committee, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities; effects relating to the impairment of goodwill or other intangible assets; expenses for restructuring or productivity initiatives; non operating items; acquisition expenses; and effects of acquisitions, divestitures or reorganizations.

Except in the case of a covered employee where such modification would result in the loss of an otherwise available exemption under Section 162(m) of the Internal Revenue Code, if the Committee determines that a change in our business, operations, corporate structure or capital structure of the company, or the manner in which we conduct our business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify such performance objectives, in whole or in part, as the Committee deems appropriate and equitable.

Taxes Associated with Awards.  Prior to the payment of an award, we may withhold, or require a participant to remit to us, an amount sufficient to pay any required Federal, state, and local taxes associated with the award. If, however, a stock option has been transferred and the participant does not pay such taxes on the date of exercise, the taxes will be paid by reducing the number of common shares to be received upon exercise. The Committee may permit participants to pay the required withholding taxes associated with an award (other than an incentive stock option) in cash, by the transfer of common shares, by the surrender of all or part of an award (including the award being exercised), or by a combination of these methods.

Termination of Awards.  The Committee may cancel any awards if the participant, without the company’s prior written consent, (i) renders services for an organization, or engages in a business, that is in the judgment of the Committee, in competition with us or (ii) discloses to anyone outside of the company, or uses for any purpose other than our business, any confidential information or material relating to the company.

Change in Control.  In the event of a change in control, as defined in the Plan, unless the Board of Directors determines otherwise, (i) all outstanding stock options, stock appreciation rights, and stock purchase rights become fully exercisable, (ii) all restrictions and conditions applicable to restricted stock and other awards exercisable for common shares will be deemed to have been satisfied, and (iii) all cash awards will be deemed to have been fully earned. Any such determination by the Board of Directors that is made after the occurrence of the change in control will not be effective unless a majority of the directors then in office are “continuing directors” and the determination is approved by a majority of the “continuing directors.” For this purpose, “continuing directors” are directors who were in office prior to the change in control or were recommended or elected to succeed “continuing directors” by a majority of the “continuing directors” then in office.

Nonassignability of Awards.  Unless the Committee otherwise determines, no award granted under the Plan may be transferred or assigned by a participant or eligible transferee (as determined by the Committee) other than to a designation of beneficiary (as defined in the Plan), or, if none, by will, pursuant to the laws of descent and distribution, or pursuant to a qualified domestic relations order. The Plan also provides that, unless the Committee otherwise determines, an award may be exercised during the participant’s lifetime, only by the participant or by the participant’s eligible transferee, guardian or legal representative. No incentive stock option or qualified stock purchase right, however, may be transferred or assigned pursuant to a qualified domestic relations order or exercised, during the participant’s lifetime, by the participant’s guardian or legal representative.

Amendment, Effective Date, and Termination of the Plan.  The Board of Directors may amend, suspend, or terminate the Plan at any time. Shareholder approval for any such amendment will be required only to the extent necessary to comply with the rules of the exchange or quotation system on which the common shares are traded or listed, the rules and regulations related to incentive stock options, Section 162(m) of the Internal Revenue Code, or any other applicable legal requirements. The Plan will expire, if not previously terminated, at the end of fiscal year 2013.

Federal Income Tax Consequences of Awards

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Plan. This summary is not intended to be complete and does not describe state, local, foreign or other tax consequences.

Incentive Stock Options.  In general, an employee will not recognize taxable income at the time an incentive stock option is granted or exercised, so long as a minimum employment requirement is satisfied. However, the excess of the fair market value of the common shares acquired upon exercise over the exercise price is potentially subject to the alternative minimum tax. If the employment requirement is not satisfied, the income tax treatment will be the same as that for a non-qualified stock option, described below. Upon disposition of the common shares acquired upon exercise, capital gain or capital loss will be recognized in an amount equal to the difference between the sale price and the exercise price, so long as minimum holding period requirements are satisfied. If the holding period requirements are not satisfied, the employee will recognize ordinary income to the extent of the difference between the exercise price and the lesser of the fair market value of the common shares on the date the option is exercised or the amount realized in the disposition. Any remaining gain or loss is treated as a capital gain or capital loss.

Non-Qualified Stock Options.  In general, a participant will not recognize taxable income upon the grant of a stock option that does not qualify as an incentive stock option (a “non-qualified stock option”). Upon exercise, the participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common shares acquired upon exercise. Upon disposition of the common shares, appreciation or depreciation after the date of exercise will be treated as either capital gain or capital loss.

Restricted Stock.  Unless a participant makes an election under Section 83(b) of the Internal Revenue Code, the participant will recognize no income at the time restricted stock is awarded to the participant. When the restrictions lapse or are otherwise removed, the participant will recognize compensation income equal to the excess of the fair market value of the restricted stock at that time over the amount, if any, paid by the participant for the restricted stock. Dividends paid on restricted stock during any restriction period will, unless the participant has made an election under Section 83(b) of the Internal Revenue Code, constitute compensation income. Upon disposition of common shares after the restrictions lapse or are otherwise removed, any gain or loss realized by a participant will be treated as capital gain or loss. If a participant makes an election under Section 83(b) of the Internal Revenue Code, the participant will recognize compensation income equal to the excess of the fair market value of the common shares on the date of grant over the price paid for those common shares. Dividends paid on the stock thereafter will be treated as dividends taxable to the participant.

Stock Appreciation Rights and Stock Equivalent Units.  The grant of stock appreciation rights and stock equivalent units will have no immediate tax consequences to the participant receiving the grant. The amount received by the participant upon the exercise of the stock appreciation rights will be included in the participant’s ordinary income in the taxable year in which the stock appreciation rights are exercised. In general, at the time the company pays any amount to the participant with respect to the stock equivalent units, the participant will recognize compensation income equal to the amount of that payment.

Stock Purchase Rights.  In general, the exercise of a stock purchase right under a stock purchase program that does not meet the requirements of Section 423 of the Internal Revenue Code will be treated as the exercise of a non-qualified stock option for tax purposes, as described above. In general the exercise of a stock purchase right under a stock purchase program that does meet the requirements of Section 423 of the Internal Revenue Code (a “Section 423 Right”) will receive the same treatment as the exercise of an incentive stock option, described above, with the following differences. If the participant disposes of the stock before minimum holding period requirements are satisfied, the amount of ordinary income recognized by the participant will be the difference between the fair market value of the stock at the time of exercise and the exercise price. If, after minimum holding period requirements are satisfied, the participant disposes of stock received on exercise of a Section 423 Right at an exercise price of less than 100% of the fair market value of the stock at the time of grant, or dies at any time while holding such stock, the participant will recognize ordinary income in an amount equal to the lesser of the fair market value of the stock at the time of disposition (or the date of death) or the fair market value of the stock at the time of grant over the exercise price. Any additional gain or loss to the participant on a disposition of such stock will be capital, and the amount of any ordinary income will be added to basis for purposes of determining the amount of such gain or loss.

Tax Consequences to the Company.  To the extent that a participant recognizes ordinary income in the circumstances described above, the company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, (a) the income meets the test of reasonableness, (b) is an ordinary and necessary business expense, (c) is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and (d) is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

Plan Benefits

While future awards, if any, to be granted under the Plan are not yet determinable, awards granted for the fiscal year ended October 31, 2007 under the Plan for each of our named executive officers are reported in this proxy statement in the Grants of Plan-Based Awards During Fiscal Year 2007 table.

Current Equity Compensation Plan Information

The following table sets forth information about the company’s equity compensation plans as of October 31, 2007:

(c)
Number of
	(a)		securities
	Number of		remaining available
	securities to be	(b)	for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding	(excluding
	options, warrants	options, warrants	securities
Plan Category	and rights	and rights	reflected in column [a])

Equity compensation plans not approved by security holders	—	—	—
Equity compensation plans approved by security holders	2,248,000	$31.54	1,180,000

Total	2,248,000	$31.54	1,180,000

PROPOSAL NO. 3

APPROVAL OF AMENDMENTS TO THE NORDSON CORPORATION
2004 MANAGEMENT INCENTIVE COMPENSATION PLAN

At the 2008 Annual Meeting, our shareholders will be asked to approve amendments to the Nordson Corporation 2004 Management Incentive Compensation Plan (the “Incentive Plan”). The Incentive Plan was last approved by our shareholders at the 2004 Annual Meeting.

Background

Section 162(m) of the Internal Revenue Code generally prevents a publicly held corporation from claiming federal income tax deductions for compensation in excess of $1 million paid to certain of its senior executives. Compensation is exempt from this limitation, however, if it qualifies as “performance-based compensation.”

The Incentive Plan is designed to provide for compensation that will qualify as “performance-based” compensation under Section 162(m). The Board of Directors has determined that it is advisable to amend the Incentive Plan to adjust the manner in which incentive awards are calculated. Shareholders must approve the Incentive Plan, as amended, in order for incentive awards granted in fiscal year 2009 and later to continue to comply with the performance-based compensation exception. In the event that our shareholders do not approve the Incentive Plan, as amended, no incentive awards will be made under the plan in fiscal year 2009 and later. Nonetheless, we retain the discretion to make awards outside of the Incentive Plan without regard to whether such awards would be deductible under Section 162(m).

The favorable vote of the holders of a majority of the common shares present in person or by proxy at the Annual Meeting is required to approve the Incentive Plan, as amended. The Board of Directors recommends that shareholders vote “For” Proposal No. 3.

Summary of the Incentive Plan

The following is a summary of the Incentive Plan, as amended, and is qualified in its entirety by reference to the full text of the plan document. Shareholders may obtain a copy of the Incentive Plan upon written request to the Secretary of Nordson.

Objective.  The objective of the Incentive Plan is to enhance our ability to attract and retain qualified employees and to provide incentives that motivate them to achieve challenging strategic and operating objectives.

Administration.  The Incentive Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”).

Eligibility.  Eligibility for participation in the Incentive Plan is limited to our officers who are in a position to make significant contributions to our financial success. At this time, we anticipate that only eleven (11) individuals will participate in the plan.

Awards.  Under the Incentive Plan, each participant is eligible to receive for any fiscal year a maximum incentive award equal to 1.5% of our operating cash flow for such fiscal year, and payable after the end of such fiscal year, but in no event shall such incentive award exceed $2,000,000. The term operating cash flow means operating income plus depreciation, amortization and other non-cash charges such as write-downs to the acquired or carrying value of assets and charges for the impairment of goodwill and other intangible assets during such period, as reported in our financial statements, adjusted to eliminate the effects of expenses for restructuring or productivity initiatives and any expenses or write-offs in connection with acquisitions or divestitures. The actual incentive award is determined by the Committee, which retains the discretionary authority to reduce or eliminate (but not to increase) an incentive award based on its consideration of, among other things, performance against designated performance goals for the fiscal year, including return on net assets, return on capital employed, economic value added, sales, revenue, earnings per share, operating income, net income, earnings before interest and taxes, return on equity, total shareholder return, market valuation, cash flow, completion of acquisitions, product and market development, inventory management, working capital management and customer satisfaction. Any of the foregoing criteria may apply to a participant’s award opportunity for any period in its entirety or to any designated portion of the award opportunity, as the Committee may specify.

Certification and Payment.  Following the end of the each fiscal year, the Committee will determine each participant’s incentive award, if any, based on our performance against the performance goals for that fiscal year and will certify achievement of those goals prior to payment of any award. Payment of an incentive award, if any, will be made, subject to deferral, after the end of calendar year in which it was earned, but in no event later than two-and-a-half months after the end of that calendar year.

Amendment and Termination.  The Committee may amend or terminate the Incentive Plan at any time. Specifically, the Committee may amend the Incentive Plan to the extent necessary to treat the compensation payable pursuant to the Incentive Plan as qualified performance-based compensation exempt from the non-deductible limitation of Section 162(m) of the Internal Revenue Code.

Plan Benefits

Future benefits to be received by a person or group under the Incentive Plan are not determinable at this time and will depend on individual and corporate performance. Actual awards under the Incentive Plan to named executive officers for fiscal year 2007 are reported in this proxy statement in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2007.

INDEPENDENT AUDITORS

Ernst & Young LLP or a predecessor has served as our independent auditors since 1935. A representative of Ernst & Young LLP is expected to be present at the annual meeting. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our financial statements and records for the fiscal years ended October 31, 2006 and October 31, 2007.

Fees Paid to Ernst & Young LLP

The following table shows the fees we paid or accrued for audit and other services provided by Ernst & Young LLP for the fiscal years ended October 31, 2007 and October 31, 2006:

	FY 2007	FY 2006

Audit Fees (1)	$1,917,984	$1,686,217
Audit-Related Fees (2)	$35,140	$115,571
Tax Fees (3)	$0	$0

(1)	Audit services of Ernst & Young LLP consisted of the audit of our annual consolidated financial statements, the quarterly review of interim financial statements, the audit of management’s assessments of internal controls over financial reporting and statutory audits required internationally.

(2)	Audit-Related Fees generally include fees for employee benefit plans, business acquisitions, accounting consultations and services related to Securities and Exchange Commission registration statements.

(3)	Tax Fees generally include fees for tax planning and compliance consulting.

The Audit Committee’s audit fees pre-approval policies and procedures are found in the Committee’s charter, which is available at our website at www.nordson.com/corporate/governance. Following the effective date of the Securities and Exchange Commission’s final rule regarding Strengthening the Commission’s Requirements Regarding Auditor Independence, all of the audit-related and other services provided by Ernst & Young LLP were pre-approved in accordance with our Audit Committee’s policies and procedures.

For the Board of Directors

ROBERT E. VEILLETTE
Secretary

January 18, 2008

APPENDIX A

NORDSON CORPORATION
GOVERNANCE GUIDELINES

The following Governance Guidelines (“Guidelines”), along with the charters of the Committees of the Board of Directors, provide the framework for the governance of Nordson Corporation.

1.	Composition

The Board of Directors is classified, with two classes of four Directors and one class of three Directors. The number of Directors may be changed by the shareholders or by a vote of the majority of Directors then in office. Directors are elected for three-year terms and the terms of each of the classes expire in consecutive years. Directors may be added to a class and in such case, will hold office for the remainder of the term in office of that class. In the event of a vacancy in the Board of Directors, the Directors then in office may elect a Director to serve the remainder of the term of a Director whose resignation, removal, or death resulted in the vacancy. A majority of the Directors must meet the NASDAQ Global Select Market (“NASDAQ”) standards for independence.

The Board should represent a broad spectrum of individuals with experience who are able to contribute to the success of the Company. To that end, the Board should seek candidates having (a) deep concern for society and a view of the role of a corporation in society which is consistent with the traditional values of the Company, (b) senior operating experience with industrial corporations, and (c) a broad understanding of and direct experience in international business. Consideration of potential new members should include the issues of independence, diversity, and skills necessary to the perceived needs of the Board at a particular time. At its December 6, 2006 meeting, the Board of Directors adopted Director Recruitment and Performance Guidelines embodying and expanding upon the criteria noted above for use in identifying and recruiting directors for the Board of Directors. The Guidelines are attached as Annex 1 to these Governance Guidelines.

The Governance and Nominating Committee of the Board of Directors will arrange for orientation for new directors and Directors will engage in continuing education programs as deemed necessary by the Committee.

2.	Meetings

The Board holds an organizational meeting after each Annual Meeting of Shareholders at which time officers are elected. The Annual Meeting and the Organizational Meeting of the Board are held between February 15 and March 15 of each year. Otherwise, the Board may establish regular meetings at such times and places as it may decide. Board of Directors meetings are generally held five times each year. Dates are determined in advance. A majority of Directors then in office constitutes a quorum for Board of Directors meetings.

The Chairperson of the Board and the Chief Executive Officer (if the Chairperson is not the Chief Executive Officer) will establish the agenda for each Board meeting. Each Director is free to suggest the inclusion of item(s) on the agenda.

Information and data that is important to the Board’s understanding of the Company’s business will be distributed in writing to the Board before each Board of Directors meeting.

3.	Meeting Attendance

Directors are expected to attend the Annual Meeting of Shareholders and all Board of Directors meetings and meetings of Committees on which the Director serves. If a Director determines that it is not possible to attend a meeting, the Director is expected to give notice of that fact as early as practicable. If a Director cannot attend a Board meeting due to an inability to be at the site of that meeting but is otherwise able to participate, it may be possible for the Director to participate by telephone if advance arrangements are made. Proxy rules require the Company to identify in the Proxy those Directors who did not attend 75% of the scheduled Directors’ meetings and any meetings of Committees on which the Director serves.

4.	Committees

The Board may establish an Executive Committee, a Finance Committee, or other committees each consisting of not less than three Directors. Directors are expected to serve on one or more committees and where feasible, to rotate such service among the various committees as members and Chairpersons on a periodic basis. The Board of Directors acting on the recommendation of the Governance and Nominating Committee will determine the appropriate period of service for Committee members and Chairpersons.

Currently, the Board has established four standing committees:

A. Audit Committee:  The Audit Committee reviews the proposed audit program (including both independent and internal audits) for each fiscal year, the results of these audits, and the adequacy of Nordson’s systems of internal accounting control. The Committee also is responsible for (i) the appointment, compensation, and oversight of the independent auditors for each fiscal year, (ii) the approval of all permissible non-audit services to be performed by the independent auditors, (iii) the establishment of procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (iv) the approval of all related-party transactions.

All members of the Audit Committee must meet the NASDAQ standards for independence. Committee members must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. The Audit Committee will have at least one member who meets the definition of “audit committee financial expert” as promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. The role of the audit committee financial expert will be that of assisting the Audit Committee in overseeing the audit process, not auditing the Company.

No member of the Audit Committee may receive any payment from the Company other than payment for services as a Director or member of a Committee of the Board of Directors or be an affiliated person of the Company or any of its subsidiaries. Audit Committee members will inform the Chairman of the Committee and Chief Executive Officer prior to or upon accepting an audit committee appointment of another board of directors.

B. Compensation Committee:  The Compensation Committee of the Board of Directors is responsible for approving executive officer compensation and for administering the incentive and equity participation plans which make up the variable compensation paid to executive officers. The Compensation Committee also administers share-based compensation plans. All members of the Compensation Committee must meet the NASDAQ standards for independence.

C. Governance and Nominating Committee:  The purpose of the Governance and Nominating Committee is to ensure that the Board of Directors and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to shareholders and the Company. To accomplish this purpose, the Governance and Nominating Committee shall:

(a)	Identify individuals qualified to become Board members and recommend to the Board the director nominees for the next annual meeting of shareholders and candidates to fill vacancies in the Board;

(b)	Recommend to the Board annually the directors to be appointed to Board committees;

(c)	Annually review and, when warranted, adjust Director and Committee member compensation;

(d)	Monitor and evaluate annually how effectively the Board and the Company have implemented the policies and principles of these Guidelines; and

(e)	Adopt revisions to the Guidelines where revisions are warranted based upon the annual evaluation and recommend revisions to the Board of Directors for approval.

All members of the Governance and Nominating Committee must meet the NASDAQ standards for independence.

D. Pension and Finance Committee:  The Pension and Finance Committee is responsible for providing oversight of the named fiduciaries’ (the Company and the Company’s Administrative Committee for Qualified Retirement Plans) administration of the Nordson Corporation Salaried and Hourly-Rated Employees’ Savings Trust (NEST) and Salaried and Hourly-Rated Employees’ Pension Plans (the “Plans”), including oversight of the Company’s and Administrative Committee’s selection and evaluation of the performance of investment managers (as that term is defined in Section 3(38) of ERISA) having investment management authority over the assets, or portion thereof, of the NEST and the Plans.

In addition to these Standing Committees, the Executive Committee acts to make necessary decisions between periodic Directors’ meetings. This Committee may exercise all powers of the Board in managing and controlling the business of the Company except declaring dividends, electing officers or filling vacancies among the Directors or in any committee of the Directors. The Executive Committee shall report on all of its activities to the Board at the next Board meeting where its actions are subject to revision or alteration. Directors who do not serve as members of the Executive Committee and who are able to attend meetings of the Executive Committee are welcome to attend and are entitled to vote.

Each Committee of the Board of Directors is authorized to retain its own counsel and other advisors, at Company expense, if and to the extent necessary to carry out its responsibilities.

5.	Retirement

The Board of Directors has adopted a mandatory retirement policy. Under this policy, a Director, other than those Directors who were age 75 on July 27, 2001, is expected to retire at the conclusion of the Directors meeting immediately prior to the Directors’ 75th birthday.

6.	Change in Status

The Board of Directors has determined that a change in employment status should not affect a Director’s status as a member of the Board unless the change in employment status creates a conflict of interest or prevents a Director from performing his or her duties as a Director. A Director whose employment status has changed is to inform the Chairperson of the Governance and Nominating Committee and the Chief Executive Officer of the change in status.

7.	Membership on Other Boards

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and avoid actual or potential conflicts of interest that may arise from serving on other boards of directors. To that end, effective December 6, 2006, the Board of Directors has adopted a policy that a Director who is not a chief executive officer of a public company may serve as a director on up to five other boards of public companies. For Directors who are also serving as a chief executive officer of a public company, the maximum number of public company boards on which the Director may serve is two in addition to serving as a director on the board of his or her company. Each Director has the responsibility to inform the Chairperson of the Governance and Nominating Committee and the Chief Executive Officer prior to accepting invitations to serve as a director on other boards of directors. Directors who served on public company boards in excess of these limits prior to December 6, 2006 may continue to serve on such boards, but may not serve on any additional public company boards if such service would cause the total to exceed this Guideline.

8.	Presiding Director

The non-executive Chairperson of the Board (or the Chairperson of the Compensation Committee if the Chairperson of the Board is not an independent Director) will serve in the capacity of Presiding Director for purposes of chairing regularly scheduled meetings of independent Directors or for other responsibilities that the independent Directors as a whole might designate from time to time.

9.	Executive Sessions of Independent Directors

The independent Directors of the Board will meet in Executive Session at each meeting of the Board of Directors.

10.	Assessing Board of Directors and Committee Performance

Under the auspices of the Governance and Nominating Committee, the Board of Directors will conduct the following annual assessments:

•	Board of Directors Self-Assessment;

•	Committee Self-Assessments (Committee members’ self-assessment of the Committee’s performance.); and

•	Independent Directors’ Peer Assessment (assessment by each independent director of other independent directors using the criteria set forth in the “Director Recruitment and Performance Guidelines” as the benchmark for assessment of performance).

In addition to the Director Recruitment and Performance Guidelines, the annual Board of Directors Self-Assessment process considers, among other criteria, meeting agenda items and presentations, advance distribution of meeting materials, interim communication to Directors, access to and communications with senior management, and the Board’s and each Committee’s contribution as a whole.

11.	Evaluation of the Chief Executive Officer

The independent Directors will conduct an annual evaluation of the Chief Executive Officer, which evaluation should be communicated to the Chief Executive Officer by the Presiding Director and the Chairperson of the Compensation Committee (or another member of the Presiding Director’s choosing if the Presiding Director is the Chairperson of the Compensation Committee).

To facilitate the evaluation, the Chief Executive Officer will prepare a listing of a few of the priorities that need attention during the fiscal year. The evaluation should consider aspects of corporate performance such as progress toward meeting goals and the capacity of the Company to do so in the future. The evaluation should use a combination of objective and subjective criteria.

The evaluation will be considered by the Compensation Committee in the course of its deliberations when establishing the Chief Executive Officer’s compensation.

12.	Succession Planning/Management Development

At least every other year, the Chief Executive Officer shall report to the Board on succession planning and the Company’s program for management development. The entire Board of Directors will be fully engaged in the succession planning process.

There should also be available, on a continuing basis, the Chief Executive Officer’s recommendation as to his/her successor should he/she be unexpectedly disabled and be unable to carry on his/her duties as Chief Executive Officer.

13.	Board Access to Senior Management and Independent Advisors

Directors have complete access to Nordson’s management. Each Director has the responsibility to inform the Chief Executive Officer of the nature of communications with management and to provide copies of any written communication to the Chief Executive Officer.

The Board encourages management to bring managers into Board meetings who (a) can provide additional insight into the items being discussed because of personal involvement in these areas and/or (b) represent managers with future potential that management believes should be given exposure to the Board.

The Board, at its discretion, may engage and consult with independent advisors to assist the Board in carrying out its oversight responsibilities.

14.	Board Interaction with Institutional Investors

The Board believes that the management speaks for Nordson and it is inappropriate for individual Directors to communicate separately to investors except with the full knowledge and at the request of management. Directors who receive inquiries should direct the investor to the Chief Financial Officer.

15.	Director Compensation

The Chief Executive Officer will report annually to the Governance and Nomination Committee on the status of Board of Directors compensation in relation to a peer group of U.S. manufacturing companies. The Governance and Nomination Committee is authorized to establish reasonable compensation for Directors and/or a reasonable fee for attendance at any meeting of the Directors. A Director who is a full-time employee of the Company does not receive compensation for his or her services as a Director.

The Chairperson of the Board of Directors, if independent and non-employee Directors, receive an annual retainer. Committee Chairpersons and the Presiding Director receive an additional annual retainer. Each non-employee Director also receives a grant of restricted Nordson Corporation Common Shares under the Company’s 2004 Long-Term Performance Plan.

Travel expenses incurred in attending all meetings are reimbursed. Air travel is based on round-trip actual airfare from the Director’s home to meeting locations. A Director is encouraged to select the class of travel commensurate with the situation, such as first class for long trips. Other expenses, such as hotels, meals, local transportation and similar expenses are also reimbursed. Independent Directors may elect coverage under the Company’s (a) health care (medical, dental and prescription drug) plan with coverage being secondary to any health care plan under which a Director is also covered, (b) life insurance plan; and (c) business travel and accident insurance plan.

The Company maintains a Deferred Compensation Plan under which a Director may elect to defer all or a portion of his/her director compensation until retirement. Cash compensation may be deferred as cash or translated into stock equivalent units. Grants of restricted Nordson Corporation Common Shares are deferrable into stock equivalent units upon expiration of restrictions.

Directors are eligible to participate in The Nordson Corporation Foundation Matching Gift Program.

16.	Share Ownership

To reinforce the importance of aligning the financial interests of Nordson’s Directors, executives and shareholders, Nordson Directors and executive officers are required to hold a minimum number of shares of Nordson Common Stock.

Directors are required to hold shares of Nordson Common Stock with a value equal to five (5) times the amount of the annual cash retainer paid to Directors. The Company’s Chief Executive Officer is required to hold Nordson Common Stock having a dollar value at least equal to five (5) times base salary. Nordson’s President (if the President is not also the CEO) or Chief Operating Officer is required to hold Nordson Common Stock having a dollar value at least equal to three (3) times base salary, while other Nordson executive officers are required to hold Nordson Common Stock having a dollar value at least equal to two (2) times base salary.

Directors are required to achieve the share ownership requirement within five years of election to the Board, or, in the case of Directors serving at the time the ownership requirements were adopted, within five years of the date of adoption. Likewise, newly elected or promoted executive officers will have up to five years to meet the applicable ownership requirements after their election or promotion, or in the case of executive officers in office at the time the ownership requirements were adopted, within five years of the date of adoption.

Equity interests that count toward satisfaction of the ownership requirement include:

Directors:  Shares owned outright by the Director, or his or her spouse and dependent children; shares held in trust for the benefit of the Director or his or her family; shares of restricted stock; restricted stock units and stock equivalent units held in deferred compensation accounts which may be distributed only in the form of Common Shares; or other individual retirement accounts.

Executive Officers:  Shares owned outright by the Executive Officer, or his or her spouse and dependent children; shares held in trust for the benefit of the Executive Officer or his or her family; shares of restricted stock; shares held in deferred compensation accounts; and shares held in the NEST (Nordson ESOP Fund and Nordson Stock Fund) or other individual retirement accounts.

Directors and executive officers who have not satisfied the share ownership requirements by the end of the five-year period or who have not exhibited progress towards the required ownership level prior to the end of such five-year period will be expected to retain 100% of the shares acquired through exercise of stock options, lapse of transfer restrictions on restricted stock or long term incentive share awards received pursuant to the 2004 Nordson Corporation Long Term Performance Plan, net of shares tendered to cover the exercise price of the option or taxes due on the exercise of stock option, the lapse of a restriction period or award of shares until the share ownership required, or progress therewith as applicable, is achieved.

Directors or executive officers who will be unable to achieve the required share ownership after taking any or all of the actions listed above will meet with the Chairman of the Governance and Nominating Committee (for Directors) or Compensation Committee (for executive officers) who will consult with the Chief Executive Officer to develop a plan to permit the Director or executive officer to achieve the required share ownership.

APPENDIX B

NORDSON CORPORATION
DIRECTOR RECRUITMENT AND PERFORMANCE GUIDELINES

The following Director Recruitment and Performance Guidelines, approved by the Governance and Nominating Committee and adopted by the Board of Directors, are for use in identifying and recruiting directors for the Board of Directors and in the annual Independent Director Peer Assessment process:

1.	A director should have a record of demonstrated integrity, honesty, fairness, responsibility, good judgment and high ethical standards.

2.	The director should have a deep concern for society and a view of the role of a corporation in society which is consistent with the traditional values of the Company.

3.	In the case of outside directors, the director should meet the “independence” criteria set forth in the Company’s Standards for Determining Independence of Directors.

4.	A director should not be serving as a director of more than five other public companies, provided however, that any director serving on the board of more than five other public companies at the time these Guidelines are adopted shall not be required to resign from any such boards to achieve this Guideline.

5.	A director who is employed as an executive officer of another public company should not be serving as a director of more than two other companies including their own.

6.	The director should have a high level of expertise in areas of importance to the Company (such as technology, international business, finance, management, etc.) and should have senior operating experience with industrial corporations.

7.	A director should have demonstrated the business acumen, experience and ability to use sound judgment and to contribute to the effective oversight of the business and financial affairs of a large, multifaceted, global organization.

8.	A director should be committed to understanding the Company and its industry and to spending the time necessary to function effectively as a Director, including regularly attending and participating in meetings of the Board and its committees.

9.	A director should neither have, nor appear to have, a conflict of interest that would impair the director’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a Director.

10.	A director should be able to work well with other Directors and executive management with a view to a long-term relationship with the Company as a Director.

11.	A director should have independent opinions and be willing to state them in a constructive manner.

12.	A director should be willing to comply with the share ownership guidelines adopted by the Board.

13.	Additional factors in evaluating the above skills would be a preference for directors that improve the diversity of the Board in terms of gender, race, religion and/or geography.

The above criteria are not rigid rules that must be satisfied in each case, but are flexible guidelines to assist in evaluating and focusing the search for director candidates and in the annual Director Peer Assessment process.

The nomination of a present director should be based on continuing qualification under these Guidelines and other criteria established by the Board of Directors.

The Governance and Nominating Committee has sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm fees and other retention terms. Board members are encouraged to submit to the Chairman of the Governance and Nominating Committee candidates for appointment or nomination to the Board of Directors.

APPENDIX C

AUDIT COMMITTEE REPORT

January 18, 2008

To: The Board of Directors of Nordson Corporation

Our Committee has reviewed and discussed the audited financial statements of the company for the year ended October 31, 2007 (the “Audited Financial Statements”). In addition, we have discussed with Ernst & Young LLP (“E&Y”), the principal independent registered public accounting firm for the Company, the matters required by Codification of Statements on Auditing Standards No. 61.

The Committee also has received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1. We have discussed with E&Y its independence from the Company, including the compatibility of non-audit services with E&Y’s independence.

Based on the foregoing review and discussions and relying thereon, we have recommended to our Board of Directors the inclusion of the Audited Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2007.

Audit Committee

Mary G. Puma, Chairman
William W. Colville
William D. Ginn
Dr. David W. Ignat
William P. Madar

YOUR VOTE IS IMPORTANT.
PLEASE VOTE YOUR PROXY
ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.

c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509
V O T I N G    I N S T R U C T I O N S :

V o t e   b y   T e l e p h o n e

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

V o t e   b y    I n t e r n e t

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

V o t e   b y   M a i l

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253-9837.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on February 19, 2008 to be counted in the final tabulation.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

     è

Proxy card must be signed and dated below.
ê     Please fold and detach card at perforation before mailing.    ê

(Continued from other side)
You are encouraged to specify your choices by marking the appropriate box, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card. Unless otherwise specified, this Proxy will be voted FOR the election as Directors of the nominees, FOR Proposal 2 and FOR Proposal 3, noted on the reverse side.

DATE:                                                       , 2008

Signature(s) of shareholder(s)
NOTE: Please sign exactly as name
appears hereon. Joint owners should each
sign. When signing as attorney, executor,
administrator, trustee or guardian, please
give full title as such.

IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE - NO POSTAGE NECESSARY.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting
of Shareholders, you can be sure your shares are
represented at the meeting by promptly returning your vote.

Proxy card must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

NORDSON CORPORATION
Annual Meeting of Shareholders to be held on February 19, 2008
This Proxy is Solicited by the Board of Directors
At the Annual Meeting of Shareholders of NORDSON CORPORATION to be held on February 19, 2008, and at any adjournment, WILLIAM W. COLVILLE, DR. DAVID W. IGNAT, WILLIAM P. MADAR, and each of them, with full power of substitution and resubstitution, are hereby authorized to represent me and vote all my shares on the following matters:

1. Election of four Directors.

☐	FOR all nominees listed below			☐	WITHHOLD AUTHORITY
	(except as marked to the contrary below).				to vote for all nominees listed below.

Instruction: To withhold authority to vote for any individual nominee, place a line through the nominee’s name listed below.

(1) Stephen R. Hardis (2) Joseph P. Keithley (3) Mary G. Puma (4) William L. Robinson

2. To approve amendments to the Nordson Corporation 2004 Long-Term Performance Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3. To approve amendments to the Nordson Corporation 2004 Management Incentive Compensation Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4. Any other matter that may properly come before the meeting.

(Continued, and to be signed, on reverse side)

c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509
V O T I N G    I N S T R U C T I O N S :

V o t e    b y   T e l e p h o n e

Have your voting instruction card available when you call Toll-Free 1-888-693-8683 using a touch- tone phone and follow the simple instructions to record your vote.

V o t e    b y    I n t e r n e t

Have your voting instruction card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

V o t e    b y    M a i l

Please mark, sign and date your voting instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253-9837.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your voting instruction
card in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on February 12, 2008 to be counted in the final tabulation.
If you vote by Internet or by telephone, you do NOT need to mail back your voting instruction card.

     è

Voting Instruction card must be signed and dated below.
ê     Please fold and detach card at perforation before mailing.    ê

(Continued from other side)
You are encouraged to specify your choices by marking the appropriate box. Unless otherwise specified, your share interest will be voted by the Trustee in the same proportions as it votes shares for which it receives express instruction.

DATE:                                                       , 2008

Signature(s) of shareholder(s)
NOTE: Please sign exactly as name
appears hereon. Joint owners should each
sign. When signing as attorney, executor,
administrator, trustee or guardian, please
give full title as such.

IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE - NO POSTAGE NECESSARY.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting
of Shareholders, you can be sure your shares are
represented at the meeting by promptly returning your vote.

Voting Instruction card must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

NORDSON CORPORATION
Annual Meeting of Shareholders to be held on February 19, 2008
These Voting Instructions are Solicited by the Board of Directors
To:	New York Life Trust Company, as Trustee for the Nordson Employees’ Savings Trust Plan and the Nordson Hourly-Rated Employees’ Savings Trust Plan.
Pursuant to Article XIII, Section 13.18 of the Plan in which the undersigned is a Participant, the undersigned hereby directs the Trustee to vote as designated below (in person or by proxy) the undersigned’s entire proportionate interest in Nordson Corporation Common Shares held by the Plan in which the undersigned is a Participant on the record date at the Annual Meeting of Shareholders of NORDSON CORPORATION to be held on February 19, 2008, and at any adjournment, on the following matters:

1. Election of four Directors.

☐	FOR all nominees listed below			☐	WITHHOLD AUTHORITY
	(except as marked to the contrary below).				to vote for all nominees listed below.

Instruction: To withhold authority to vote for any individual nominee, place a line through the nominee’s name listed below.

(1) Stephen R. Hardis (2) Joseph P. Keithley (3) Mary G. Puma (4) William L. Robinson

2. To approve amendments to the Nordson Corporation 2004 Long-Term Performance Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3. To approve amendments to the Nordson Corporation 2004 Management Incentive Compensation Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4. Any other matter that may properly come before the meeting.

CONFIDENTIAL VOTING INSTRUCTION CARD	(Continued, and to be signed, on reverse side)